Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC.

AND SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2009 and 2008 and for Each of the

Three Years in the Period Ended December 31, 2009

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars, except share and per share data)

	2009	2008
ASSETS
Cash and cash equivalents	$1,540	$1,531
Receivables (less allowances of $33 in 2009 and $14 in 2008)	3,098	2,848
Inventories:
Leaf tobacco	4,183	3,924
Other raw materials	1,275	1,137
Finished product	3,749	4,603

	9,207	9,664
Deferred income taxes	305	322
Other current assets	532	574

Total current assets	14,682	14,939
Property, plant and equipment, at cost:
Land and land improvements	579	547
Buildings and building equipment	3,593	3,351
Machinery and equipment	7,591	7,170
Construction in progress	495	632

	12,258	11,700
Less: accumulated depreciation	5,868	5,352

	6,390	6,348
Goodwill	9,112	8,015
Other intangible assets, net	3,546	3,084
Other assets	822	586

TOTAL ASSETS	$34,552	$32,972

LIABILITIES
Short-term borrowings	$1,662	$375
Current portion of long-term debt	82	209
Accounts payable	670	1,013
Accrued liabilities:
Marketing	441	457
Taxes, except income taxes	4,824	4,502
Employment costs	752	665
Dividends payable	1,101	1,090
Other	955	1,167
Income taxes	500	488
Deferred income taxes	191	178

Total current liabilities	11,178	10,144
Long-term debt	13,672	11,377
Deferred income taxes	1,688	1,401
Employment costs	1,260	1,682
Other liabilities	609	464

Total liabilities	28,407	25,068
Contingencies (Note 21)
STOCKHOLDERS’ EQUITY
Common stock, no par value (2,109,316,331 shares issued in 2009 and 2008)
Additional paid-in capital	1,403	1,581
Earnings reinvested in the business	15,358	13,354
Accumulated other comprehensive losses	(817)	(2,281)

	15,944	12,654
Less: cost of repurchased stock (222,151,828 and 102,053,271 shares in 2009 and 2008, respectively)	10,228	5,154

Total PMI stockholders’ equity	5,716	7,500
Noncontrolling interests	429	404

Total stockholders’ equity	6,145	7,904

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,552	$32,972

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2009	2008	2007
Net revenues	$62,080	$63,640	$55,243
Cost of sales	9,022	9,328	8,711
Excise taxes on products	37,045	37,935	32,433

Gross profit	16,013	16,377	14,099
Marketing, administration and research costs	5,870	6,001	5,021
Asset impairment and exit costs	29	84	208
Gain on sale of business			(52)
Amortization of intangibles	74	44	28

Operating income	10,040	10,248	8,894
Interest expense, net	797	311	10

Earnings before income taxes	9,243	9,937	8,884
Provision for income taxes	2,691	2,787	2,570

Net earnings	6,552	7,150	6,314
Net earnings attributable to noncontrolling interests	210	260	276

Net earnings attributable to PMI	$6,342	$6,890	$6,038

Per share data (Note 10):
Basic earnings per share	$3.25	$3.32	$2.86

Diluted earnings per share	$3.24	$3.31	$2.86

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2009, 2008 and 2007

(in millions of dollars, except per share data)

	PMI Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Earnings(Losses)	Cost of Repurchased Stock	Noncontrolling Interests	Total
Balances, January 1, 2007	$—	$1,265	$12,708	$476	$—	$419	$14,868
Comprehensive earnings:
Net earnings			6,038			276	6,314
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				809		46	855
Change in net loss and prior service cost, net of income taxes of $(75)				413			413
Change in fair value of derivatives accounted for as hedges, net of income taxes of $1				(10)			(10)

Total other comprehensive earnings						46	1,258

Total comprehensive earnings						322	7,572

Adoption of authoritative guidance relating to the accounting for income taxes			471				471
Purchase of subsidiary shares from noncontrolling interests						(54)	(54)
Payments to noncontrolling interests						(269)	(269)
Dividends declared to Altria Group, Inc. ($3.12 per share)			(6,575)				(6,575)

Balances, December 31, 2007	—	1,265	12,642	1,688	—	418	16,013
Comprehensive earnings:
Net earnings			6,890			260	7,150
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				(2,566)		(104)	(2,670)
Change in net loss and prior service cost, net of income taxes of $257				(1,344)			(1,344)
Change in fair value of derivatives accounted for as hedges, net of income taxes of $6				(58)			(58)
Change in fair value of debt and equity securities				(1)			(1)

Total other comprehensive losses						(104)	(4,073)

Total comprehensive earnings						156	3,077

Exercise of stock options and issuance of other stock awards (1)		395			245		640
Measurement date change for non-U.S. benefit plans, net of income taxes			(9)				(9)
Dividend declared to Altria Group, Inc. ($1.43 per share)			(3,019)				(3,019)
Dividends declared to public stockholders ($1.54 per share)			(3,150)				(3,150)
Payments to noncontrolling interests						(249)	(249)
Common stock repurchased					(5,399)		(5,399)
Other		(79)				79	—

Balances, December 31, 2008	$—	$1,581	$13,354	$(2,281)	$(5,154)	$404	$7,904

(1)	Includes an increase to additional paid-in capital for the reimbursement to PMI caused by modifications to Altria Group, Inc. stock awards. See Note 4. Transactions with Altria Group, Inc.

See notes to consolidated financial statements.

Continued

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

For the years ended December 31, 2009, 2008 and 2007

(in millions of dollars, except per share data)

	PMI Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Earnings(Losses)	Cost of Repurchased Stock	Noncontrolling Interests	Total
Balances, December 31, 2008	$—	$1,581	$13,354	$(2,281)	$(5,154)	$404	$7,904
Comprehensive earnings:
Net earnings			6,342			210	6,552
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				1,329		2	1,331
Change in net loss and prior service cost, net of income taxes of $30				36			36
Change in fair value of derivatives accounted for as hedges, net of income taxes of $(8)				87			87
Change in fair value of debt and equity securities				12			12

Total other comprehensive earnings						2	1,466

Total comprehensive earnings						212	8,018

Exercise of stock options and issuance of other stock awards		(171)			453		282
Dividends declared ($2.24 per share)			(4,338)				(4,338)
Purchase of subsidiary shares from noncontrolling interests		(7)				(2)	(9)
Payments to noncontrolling interests						(185)	(185)
Common stock repurchased					(5,527)		(5,527)

Balances, December 31, 2009	$—	$1,403	$15,358	$(817)	$(10,228)	$429	$6,145

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2009	2008	2007
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings	$6,552	$7,150	$6,314
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	853	842	748
Deferred income tax provision (benefit)	129	5	(22)
Equity loss from RBH legal settlement		124
Colombian investment and cooperation agreement charge	135
Gain on sale of business			(52)
Asset impairment and exit costs, net of cash paid	(27)	(15)	77
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	(187)	(25)	(828)
Inventories	660	(914)	(1,277)
Accounts payable	(116)	(90)	47
Income taxes	5	39	219
Accrued liabilities and other current assets	190	857	239
Pension plan contributions	(558)	(262)	(95)
Changes in amounts due from Altria Group, Inc. and affiliates		37	(27)
Other	248	187	207

Net cash provided by operating activities	7,884	7,935	5,550

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures	(715)	(1,099)	(1,072)
Proceeds from sales of businesses			87
Purchase of businesses, net of acquired cash	(429)	(1,663)	(1,519)
Other	46	(399)	(82)

Net cash used in investing activities	(1,098)	(3,161)	(2,586)

See notes to consolidated financial statements.

Continued

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

for the years ended December 31,

(in millions of dollars)

	2009	2008	2007
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Net issuance (repayment) of short-term borrowings	$246	$(449)	$2,162
Long-term debt proceeds	2,987	11,892	4,160
Long-term debt repaid	(101)	(5,736)	(3,381)
Repurchases of common stock	(5,625)	(5,256)
Issuance of common stock	177	118
Changes in amounts due from Altria Group, Inc. and affiliates		664	370
Dividends paid to Altria Group, Inc.		(3,019)	(6,560)
Dividends paid to public stockholders	(4,327)	(2,060)
Other	(268)	(332)	(345)

Net cash used in financing activities	(6,911)	(4,178)	(3,594)

Effect of exchange rate changes on cash and cash equivalents	134	(566)	346

Cash and cash equivalents:
Increase (Decrease)	9	30	(284)
Balance at beginning of year	1,531	1,501	1,785

Balance at end of year	$1,540	$1,531	$1,501

Cash paid: Interest	$743	$499	$301

Income taxes	$2,537	$2,998	$2,215

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

Background

Philip Morris International Inc. is a holding company incorporated in Virginia, U.S.A., whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Throughout these financial statements, the term “PMI” refers to Philip Morris International Inc. and its subsidiaries.

Prior to March 28, 2008, PMI was a wholly-owned subsidiary of Altria Group, Inc. (“Altria”). On March 28, 2008 (the “Distribution Date”), Altria distributed all of its interest in PMI to Altria’s stockholders in a tax-free transaction pursuant to Section 355 of the U.S. Internal Revenue Code. For information regarding PMI’s separation from Altria and PMI’s other transactions with Altria Group, Inc. and its affiliates, see Note 4. Transactions with Altria Group, Inc.

Basis of presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, useful lives and valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.

The consolidated financial statements include PMI, as well as its wholly-owned and majority-owned subsidiaries. Investments in which PMI exercises significant influence (generally 20%-50% ownership interest), are accounted for under the equity method of accounting. Investments in which PMI has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated. Transactions between PMI and Altria are included in these consolidated financial statements.

Certain prior years’ amounts have been revised to conform with the current year’s presentation, due primarily to the adoption of new accounting rules regarding noncontrolling interests and earnings per share. The impact of these revisions was not material to PMI’s consolidated financial statements in any of the prior periods presented.

PMI has evaluated subsequent events through February 11, 2010, which was the date of issuance of the consolidated financial statements as filed in PMI’s Current Report on Form 8-K with the Securities and Exchange Commission.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation, amortization and goodwill valuation

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 15 years, and buildings and building improvements over periods up to 40 years. Depreciation expense for 2009, 2008 and 2007 was $779 million, $798 million and $720 million, respectively.

Definite life intangible assets are amortized over their estimated useful lives, which range from 5 to 40 years for trademarks and 10 to 30 years for distribution networks and other definite lived intangible assets. PMI is required to conduct an annual review of goodwill and non-amortizable intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, the goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. In 2009, 2008 and 2007, PMI did not have to record a charge to earnings for an impairment of goodwill or non-amortizable intangible assets as a result of its annual reviews.

Foreign currency translation

PMI translates the results of operations of its subsidiaries and affiliates using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ equity. In addition, some of PMI’s subsidiaries have assets and liabilities denominated in currencies other than their functional currencies, and to the extent those are not designated as net investment hedges, these assets and liabilities generate transaction gains and losses when translated into their respective functional currencies. PMI reported its net transaction gains of $9 million for the year ended December 31, 2009, losses of $54 million for the year ended December 31, 2008 and gains of $117 million for the year ended December 31, 2007, in marketing, administration and research costs on the consolidated statements of earnings.

Guarantees

PMI accounts for guarantees in accordance with the Financial Accounting Standards Board (“FASB”) authoritative guidance, which requires the disclosure of certain guarantees and requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities. See Note 21. Contingencies for a further discussion of guarantees.

Hedging instruments

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of long-lived assets

PMI reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. PMI performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, PMI groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes

Prior to the Distribution Date, the accounts of PMI were included in Altria’s consolidated United States federal income tax return, and federal income taxes were computed on a separate company basis. PMI made payments to, or was reimbursed by, Altria for the tax effects resulting from its inclusion in Altria’s consolidated United States federal income tax return. Beginning March 31, 2008, PMI was no longer a member of the Altria consolidated tax return group and filed its own federal consolidated income tax return.

Income tax provisions for jurisdictions outside the United States, as well as state and local income tax provisions, are determined on a separate company basis and the related assets and liabilities are recorded in PMI’s consolidated balance sheets. Significant judgment is required in determining income tax provisions and in evaluating tax positions.

On January 1, 2007, PMI adopted the provisions of amended FASB authoritative guidance on the Accounting for Uncertainty in Income Taxes. This amendment prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. As a result of the January 1, 2007 adoption of this amendment, PMI recognized a $472 million decrease in unrecognized tax benefits, which resulted in an increase to stockholders’ equity as of January 1, 2007 of $471 million and a reduction of federal deferred tax benefits of $1 million.

PMI recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on the consolidated statements of earnings.

Inventories

Inventories are stated at the lower of cost or market. The first-in, first-out and average cost methods are used to cost substantially all inventories. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

Marketing costs

PMI promotes its products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of a period, based principally on historical utilization. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to earnings as a percentage of sales, based on estimated sales and related expenses for the full year.

Revenue recognition

PMI recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, either upon shipment or delivery of goods when title and risk of loss pass to customers. PMI includes excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales and were $603 million, $639 million and $577 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Software costs

PMI capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on PMI’s consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation

PMI measures compensation cost for all stock-based awards at fair value on date of grant and recognizes the compensation costs over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant. The fair value of stock options is determined using a modified Black-Scholes methodology.

Prior to the Distribution Date, all employee stock incentive awards were granted by Altria.

Excess tax benefits from the vesting of stock-based awards of $26 and $16 million were recognized in additional paid in capital as of December 31, 2009 and 2008, respectively, and were presented as financing cash flows.

New Accounting Standards

As discussed in Note 10. Earnings Per Share, PMI adopted the provisions of amended FASB authoritative guidance which requires that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities and therefore shall be included in the earnings per share calculation pursuant to the two-class method.

Effective January 1, 2009, PMI adopted the provisions of amended FASB authoritative guidance which changed the reporting for minority interest by requiring that noncontrolling interests be reported within equity. Additionally, this amendment requires that any transaction between an entity and a noncontrolling interest be accounted for as an equity transaction. The adoption of this amendment has been applied prospectively, except for the presentation and disclosure requirements, which have been adjusted retrospectively for all periods presented.

Effective January 1, 2009, PMI adopted the provisions of amended FASB authoritative guidance for Business Combinations. This amendment requires the recognition of assets acquired, liabilities assumed and any noncontrolling interest in the acquiree to be measured at fair value as of the acquisition date.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, costs incurred to effect the acquisition are to be recognized separately from the acquisition and expensed as incurred.

Effective January 1, 2009, PMI adopted the provisions of amended FASB authoritative guidance for Derivatives and Hedging. This amendment requires disclosures about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect the company’s financial position, financial performance, and cash flows. This amendment is effective for financial statements issued for fiscal years beginning after November 15, 2008. PMI has amended its disclosures accordingly.

The adoption of the new authoritative guidance noted above did not have a material impact on PMI’s consolidated financial position, results of operations or cash flows.

Note 3. Goodwill and Other Intangible Assets, net:

Goodwill and other intangible assets, net, by segment were as follows (in millions):

	Goodwill		Other Intangible Assets, net
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
European Union	$1,539	$1,456	$699	$469
Eastern Europe, Middle East and Africa	743	648	253	200
Asia	3,926	3,387	1,346	1,188
Latin America & Canada	2,904	2,524	1,248	1,227

Total	$9,112	$8,015	$3,546	$3,084

Goodwill is due primarily to PMI’s acquisitions in Canada, Indonesia, Mexico, Greece, Serbia, Colombia and Pakistan. The movements in goodwill are as follows (in millions):

	European Union	Eastern Europe, Middle East and Africa	Asia	Latin America & Canada	Total
Balance at January 1, 2008	$1,510	$714	$4,033	$1,668	$7,925
Changes due to:
Acquisitions	22		20	1,272	1,314
Currency	(76)	(67)	(669)	(416)	(1,228)
Other		1	3		4

Balance at December 31, 2008	1,456	648	3,387	2,524	8,015
Changes due to:
Acquisitions	58	163		38	259
Currency	25	(68)	539	342	838

Balance at December 31, 2009	$1,539	$743	$3,926	$2,904	$9,112

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The increase in goodwill from acquisitions during 2009 was due primarily to the final purchase price allocation for PMI’s September 2009 purchase of Swedish Match South Africa (Proprietary) Limited, its February 2009 purchase of the Petterøes tobacco business and its 2008 acquisition of Rothmans Inc. in Canada.

The increase in goodwill from acquisitions during 2008 was due primarily to the preliminary allocation of purchase price for PMI’s 2008 acquisition in Canada, as well as the final allocation of purchase price for PMI’s 2007 acquisitions in Mexico and Pakistan. For further details, see Note 6. Acquisitions.

Additional details of other intangible assets were as follows (in millions):

	December 31, 2009		December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$2,080		$1,878
Amortizable intangible assets	1,663	$197	1,322	$116

Total intangible assets	$3,743	$197	$3,200	$116

Non-amortizable intangible assets substantially consist of trademarks from PMI’s acquisitions in Indonesia in 2005 and Mexico in 2007. Amortizable intangible assets consist of certain trademarks, distribution networks and non-compete agreements associated with acquisitions. Pre-tax amortization expense for intangible assets during the years ended December 31, 2009, 2008 and 2007 was $74 million, $44 million and $28 million, respectively. Amortization expense for each of the next five years is estimated to be $80 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

The increase in other intangible assets during 2009 was due primarily to currency and the purchase price allocation for the above-mentioned February 2009 purchase of the Petterøes tobacco business and the September 2009 purchase of Swedish Match South Africa (Proprietary) Limited. For further details, see Note 6. Acquisitions.

Note 4. Transactions with Altria Group, Inc.:

Separation from Altria Group, Inc.

On January 30, 2008, the Altria Board of Directors announced Altria’s plans to spin off all of its interest in PMI to Altria’s stockholders in a tax-free transaction pursuant to Section 355 of the U.S. Internal Revenue Code (the “Spin-off”). The distribution of all of the PMI shares owned by Altria was made on March 28, 2008 (the “Distribution Date”) to stockholders of record as of the close of business on March 19, 2008 (the “Record Date”). Altria distributed one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date.

Holders of Altria stock options were treated similarly to public stockholders and, accordingly, had their stock awards split into two instruments. Holders of Altria stock options received the following stock options, which, immediately after the Spin-off, had an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria options:

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	a new PMI option to acquire the same number of shares of PMI common stock as the number of Altria options held by such person on the Distribution Date; and

•	an adjusted Altria option for the same number of shares of Altria common stock with a reduced exercise price.

As stipulated by the Employee Matters Agreement between PMI and Altria, the exercise price of each option was developed to reflect the relative market values of PMI and Altria shares by allocating the price of Altria common stock before the distribution ($73.83) to PMI shares ($51.44) and Altria shares ($22.39), and then multiplying each of these allocated values by the Option Conversion Ratio. The Option Conversion Ratio was equal to the exercise price of the Altria option, prior to any adjustment for the distribution, divided by $73.83. As a result, the new PMI option and the adjusted Altria option have an aggregate intrinsic value equal to the intrinsic value of the pre-split Altria option.

Holders of Altria restricted stock or deferred stock awarded prior to January 30, 2008, retained their existing awards and received the same number of shares of restricted or deferred stock of PMI. The restricted stock and deferred stock will not vest until the completion of the original restriction period (typically, three years from the date of the original grant). Recipients of Altria deferred stock awarded on January 30, 2008, who were employed by Altria after the Distribution Date, received additional shares of deferred stock of Altria to preserve the intrinsic value of the award. Recipients of Altria deferred stock awarded on January 30, 2008, who were employed by PMI after the Distribution Date, received substitute shares of PMI deferred stock to preserve the intrinsic value of the award.

To the extent that employees of Altria and its remaining subsidiaries received PMI stock options, Altria reimbursed PMI in cash for the Black-Scholes fair value of the stock options received. To the extent that employees of PMI or its subsidiaries held Altria stock options, PMI reimbursed Altria in cash for the Black-Scholes fair value of the stock options. To the extent that employees of Altria and its remaining subsidiaries received PMI deferred stock, Altria paid PMI the fair value of the PMI deferred stock less the value of projected forfeitures. To the extent that employees of PMI or its subsidiaries held Altria restricted stock or deferred stock, PMI reimbursed Altria in cash for the fair value of the restricted or deferred stock less the value of projected forfeitures and any amounts previously charged to PMI for the restricted or deferred stock. Based upon the number of Altria stock awards outstanding at the Distribution Date, the net amount of these reimbursements resulted in a payment of $449 million from Altria to PMI. This reimbursement from Altria is reflected as an increase to the additional paid-in capital of PMI on the December 31, 2008 consolidated balance sheet.

Prior to the Spin-off, PMI was included in the Altria consolidated federal income tax return, and federal income tax contingencies were recorded as liabilities on the balance sheet of Altria. In April 2008, Altria reimbursed PMI in cash for these liabilities, which were $97 million.

Prior to the Spin-off, certain employees of PMI participated in the U.S. benefit plans offered by Altria. After the Distribution Date, the benefits previously provided by Altria are now provided by PMI. As a result, new plans have been established by PMI, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities have been transferred to the new plans. The transfer of these benefits resulted in PMI recording additional liabilities of $103 million in its consolidated balance sheet, partially offset by the related deferred tax assets ($22 million) and an adjustment to stockholders’ equity ($26 million). During 2008, Altria paid PMI $55 million related to the transfer of these benefits.

A subsidiary of Altria provided PMI with certain corporate services at cost plus a management fee. After the Distribution Date, PMI undertook these activities, and services provided to PMI ceased in 2008. All

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

intercompany accounts with Altria were settled in cash. As shown in the table below, the settlement of the intercompany accounts (including the amounts discussed above related to stock awards, tax contingencies and benefit plan liabilities) resulted in a net payment from Altria to PMI of $275 million.

(in millions)
Modifications to Altria Group, Inc. stock awards	$449
Transfer of federal income tax contingencies	97
Transfer of employee benefit plan liabilities	55
Settlement of intercompany account (primarily taxes)	(326)

Net amount received from Altria Group, Inc. and affiliates	$275

As part of the Spin-off, PMI paid $4.0 billion in special dividends in addition to its normal dividends to Altria. PMI paid $3.1 billion of these special dividends in 2007 and the remaining $900 million in the first quarter of 2008.

Corporate services

Through March 28, 2008, Altria’s subsidiary, Altria Corporate Services, Inc. (“ALCS”), provided PMI with various services, including certain planning, legal, treasury, accounting, auditing, risk management, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services, which were based on the estimated cost to ALCS to provide such services and a management fee, were $13 million and $127 million for the years ended December 31, 2008 and 2007, respectively. PMI believes that the billings were reasonable based on the level of support provided by ALCS and that they reflect all services provided. These costs were paid monthly to ALCS. The effects of these transactions were included in operating cash flows in PMI’s consolidated statements of cash flows. On March 28, 2008, PMI entered into a Transition Services Agreement and an Employee Matters Agreement to provide certain transition services after the Spin-off and to govern Altria and PMI’s respective obligations with respect to employees and the related compensation and benefit plans. As discussed in Note 11. Income Taxes, Altria and PMI also entered into a Tax Sharing Agreement to govern the parties’ respective rights and obligations with regards to taxes.

On March 28, 2008, PMI Global Services Inc. purchased from ALCS, at a fair market value of $108 million, a subsidiary of ALCS, the principal assets of which were two Gulfstream airplanes. Given that the purchase was from an entity under common control, the planes were recorded at book value ($89 million) and a portion of the purchase price ($19 million) was treated as a dividend to Altria.

Operations

Prior to 2009, PMI had contracts with Philip Morris USA Inc. (“PM USA”), a U.S. tobacco subsidiary of Altria, for the purchase of U.S.-grown tobacco leaf, the contract manufacture of cigarettes for export from the United States and certain research and development activities. Billings for services were generally based upon PM USA’s cost to provide such services, plus a service fee. The cost of leaf purchases was the market price of the leaf plus a service fee. Fees paid have been included in operating cash flows on PMI’s consolidated statements of cash flows.

In 2008, PMI terminated its contract manufacturing arrangement with PM USA and completed the process of shifting all of its PM USA contract manufactured production to PMI facilities in Europe during the fourth quarter of 2008. During the first quarter of 2008, PMI recorded exit costs of $15 million related to the termination of its manufacturing contract with PM USA.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2008 and 2007, the goods and services purchased from PM USA were as follows (in millions):

	For the Years Ended December 31,
	2008	2007
Contract manufacturing, cigarette volume	24,692	57,293

Contract manufacturing expense	$431	$792
Research and development, net of billings to PM USA	(2)	75

Total pre-tax expense	$429	$867

Leaf purchases	$88	$458

Contract manufacturing expense included the cost of cigarettes manufactured for PMI, as well as the cost of PMI’s purchases of reconstituted tobacco and production materials. The expenses shown above also included total service fees of $20 million and $52 million for the years ended December 31, 2008 and 2007, respectively.

Effective as of January 1, 2008, PMI entered into an Intellectual Property Agreement (the “Intellectual Property Agreement”) with PM USA. The Intellectual Property Agreement governs the ownership of intellectual property between PMI and PM USA. Ownership of the jointly funded intellectual property has been allocated as follows:

•	PMI owns all rights to the jointly funded intellectual property outside the United States, its territories and possessions; and

•	PM USA owns all rights to the jointly funded intellectual property in the United States, its territories and possessions.

Ownership of intellectual property related to patent applications and resulting patents based solely on the jointly funded intellectual property, regardless of when filed or issued, will be exclusive to PM USA in the United States, its territories and possessions and exclusive to PMI everywhere else in the world. Additionally, the Intellectual Property Agreement contains provisions concerning intellectual property that is independently developed by PMI and PM USA following the Spin-off.

Net amounts due from/(to) Altria Group, Inc. and affiliates comprised the following at December 31, 2009 and 2008 (in millions):

	December 31,
	2009	2008
Net receivables from Altria Group, Inc. and affiliates	$69	$69
Payable for services from PM USA		(53)

Due from Altria Group, Inc. and affiliates	$69	$16

The 2009 amount due from Altria Group, Inc. and affiliates is reflected in other assets on the consolidated balance sheet and primarily relates to income taxes for years in which PMI was part of Altria’s consolidated tax return.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leasing activities

A German subsidiary of PMI had several leveraged lease agreements related principally to transportation assets in Europe. These leveraged lease agreements were managed by Philip Morris Capital Corporation (“PMCC”), Altria’s financial services subsidiary. During December 2007, these lease agreements were sold and PMI recorded a pre-tax gain of $52 million ($14 million after taxes) in the 2007 consolidated statement of earnings. As a result of this transaction, PMI no longer has and does not plan to make any future lease investments.

Note 5. Asset Impairment and Exit Costs:

During 2009, 2008 and 2007, pre-tax asset impairment and exit costs consisted of the following (in millions):

	2009	2008	2007
Separation programs:
European Union	$29	$66	$137
Eastern Europe, Middle East and Africa			12
Asia			28
Latin America & Canada		3	18

Total separation programs	29	69	195

Contract termination charges:
Eastern Europe, Middle East and Africa		1
Asia		14

Total contract termination charges	—	15	—

General corporate	—	—	13

Asset impairment and exit costs	$29	$84	$208

Manufacturing Optimization Program

As previously discussed in Note 4. Transactions with Altria Group, Inc., PMI terminated its contract manufacturing arrangement with PM USA in 2008 and completed the process of shifting all of its PM USA contract manufactured production to PMI facilities in Europe during the fourth quarter of 2008. During the first quarter of 2008, PMI recorded exit costs of $15 million related to the termination of its manufacturing contract with PM USA.

Asset Impairment and Exit Costs

PMI recorded pre-tax asset impairment and exit cost charges of $29 million, $84 million, and $208 million (including the charges associated with the Manufacturing Optimization Program discussed above) for the years ended December 31, 2009, 2008 and 2007, respectively. The pre-tax separation program charges primarily related to severance costs. In 2007, asset impairment and exit costs of $208 million included general corporate pre-tax charges of $13 million related to fees associated with the Spin-off.

Cash payments related to exit costs at PMI were $56 million, $99 million and $131 million for the years ended December 31, 2009, 2008 and 2007, respectively. Future cash payments for exit costs incurred to date are expected to be approximately $84 million, which will be substantially paid by 2012.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The movement in the exit cost liabilities for PMI was as follows (in millions):

Liability balance, January 1, 2008	$202
Charges	84
Cash spent	(99)
Currency/other	(72)

Liability balance, December 31, 2008	$115
Charges	29
Cash spent	(56)
Currency/other	(4)

Liability balance, December 31, 2009	$84

Note 6. Acquisitions:

Rothmans:

In October 2008, PMI completed the acquisition of Rothmans Inc. (“Rothmans”), which is located in Canada, for CAD $2.0 billion (approximately $1.9 billion based on exchange rates prevailing at the time of the acquisition). Prior to being acquired by PMI, Rothmans’ sole holding was a 60% interest in Rothmans, Benson & Hedges Inc. (“RBH”). The remaining 40% interest in RBH was owned by PMI. From January 2008 to September 2008, PMI recorded equity earnings on its equity interest in RBH. After the completion of the acquisition, Rothmans became a wholly-owned subsidiary of PMI and, as a result, PMI recorded all of Rothmans’ earnings during the fourth quarter of 2008. Rothmans contributed $187 million of incremental operating income and $80 million of incremental net earnings attributable to PMI during the year ended December 31, 2009.

The final allocation of purchase price to Rothmans assets and liabilities at December 31, 2009 was principally as follows (in billions):

Goodwill	$1.9
Acquired cash	0.3
Inventories	0.2
Definite-lived trademarks	0.3
Fixed assets	0.1
Other assets	0.1

Total assets	2.9

Short-term debt	0.2
Accrued settlement costs	0.4
Other liabilities	0.4

Total liabilities	1.0

Cash paid for Rothmans	$1.9

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mexico:

In November 2007, PMI acquired an additional 30% interest in its Mexican tobacco business from Grupo Carso, S.A.B. de C.V., (“Grupo Carso”), which increased PMI’s ownership interest to 80%, for $1.1 billion. After this transaction was completed, Grupo Carso retained a 20% interest in the business. A director of PMI has an affiliation with Grupo Carso. PMI also entered into an agreement with Grupo Carso which provides the basis for PMI to potentially acquire, or for Grupo Carso to potentially sell to PMI, Grupo Carso’s remaining 20% in the future. During 2008, the allocation of purchase price was completed.

Other:

In September 2009, PMI acquired Swedish Match South Africa (Proprietary) Limited, for ZAR 1.93 billion (approximately $256 million based on exchange rates prevailing at the time of the acquisition), including acquired cash. The final allocation of purchase price was primarily to goodwill ($163 million), definite-lived trademarks ($40 million), acquired cash ($36 million) and the distribution network ($19 million).

In February 2009, PMI purchased the Petterøes tobacco business. Assets purchased consisted primarily of definite-lived trademarks primarily sold in Norway and Sweden.

In June 2008, PMI purchased the fine cut trademark Interval and certain other trademarks in the other tobacco products category from Imperial Tobacco Group PLC for $407 million. This purchase is reflected in other investing activities in the consolidated statement of cash flows for the year ended December 31, 2008.

During the first quarter of 2007, PMI acquired an additional 58.2% interest in a Pakistan cigarette manufacturer, Lakson Tobacco Company Limited (“Lakson Tobacco”), which increased PMI’s total ownership interest in Lakson Tobacco from 40% to approximately 98%, for $388 million.

The effect of these other acquisitions presented above was not material to PMI’s consolidated financial position, results of operations or operating cash flows in any of the periods presented.

In July 2009, PMI announced that it had entered into an agreement to purchase 100% of the shares of privately-owned Colombian cigarette manufacturer, Productora Tabacalera de Colombia, Protabaco Ltda., for $452 million. The transaction, which is subject to competition authority approval and final confirmatory due diligence, is expected to close in the first half of 2010.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Indebtedness:

Short-Term Borrowings:

At December 31, 2009 and 2008, PMI’s short-term borrowings and related average interest rates consisted of the following (in millions):

	December 31, 2009		December 31, 2008
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Commercial paper	$1,350	0.2%	$1,020	1.3%
Bank loans	312	7.8	375	12.0
Amount reclassified as long-term debt			(1,020)

	$1,662		$375

Given the mix of subsidiaries and their respective local economic environments, the average interest rate for bank loans above can vary significantly from day to day and country to country.

The fair values of PMI’s short-term borrowings at December 31, 2009 and 2008, based upon current market interest rates, approximate the amounts disclosed above.

Long-Term Debt:

At December 31, 2009 and 2008, PMI’s long-term debt consisted of the following (in millions):

	2009	2008
Short-term borrowings, reclassified as long-term debt	$—	$1,020
Notes, 4.875% to 6.875% (average interest rate 5.796%), due through 2038	7,199	7,193
Foreign currency obligations:
Euro notes payable (average interest rate 5.240%), due through 2016	5,378	2,484
Swiss franc notes payable (average interest rate 3.625%), due through 2013	969	473
Other (average interest rate 2.937%), due through 2014	208	416

	13,754	11,586
Less current portion of long-term debt	82	209

	$13,672	$11,377

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt offerings in 2009:

In March 2009, PMI issued Euro 2.0 billion (approximately $2,556 million) of notes under its Euro Medium Term Note Program. The Euro notes bear the following terms:

•	Euro 1.25 billion total principal due March 2012 at a fixed interest rate of 4.250%. Interest is payable annually beginning March 23, 2010.

•	Euro 750 million total principal due March 2016 at a fixed interest rate of 5.750%. Interest is payable annually beginning March 24, 2010.

In March 2009, PMI also issued CHF 500 million (approximately $431 million) of 3.250% bonds, due in March 2013.

Other debt:

Other foreign debt above also includes $187 million and $306 million at December 31, 2009 and 2008, respectively, of capital lease obligations associated with PMI’s vending machine distribution network in Japan.

Aggregate maturities:

Aggregate maturities of long-term debt are as follows (in millions):

2010	$82
2011	1,500
2012	2,336
2013	2,506
2014	1,252
2015-2019	4,665
2020-2024
Thereafter	1,500

13,841
Debt discounts	(87)

Total long-term debt	$13,754

See Note 16. Fair Value Measurements for additional disclosures related to the fair value of PMI’s debt.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit Lines:

At December 31, 2009, PMI’s committed credit lines were as follows (in billions of dollars):

Type	Committed Credit Lines	Commercial Paper
3-year revolving credit, expiring December 4, 2010	$0.9
5-year revolving credit, expiring December 4, 2012	2.7
Euro 5-year revolving credit, expiring May 12, 2010	2.8

Total facilities	$6.4

Commercial paper outstanding		$1.4

At December 31, 2009, there were no borrowings under the committed credit lines.

These facilities require PMI to maintain a ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest of not less than 3.5 to 1.0 on a rolling twelve month basis. At December 31, 2009, PMI’s ratio calculated in accordance with the agreements was 13.7 to 1.0. These facilities do not include any credit rating triggers, material adverse change clauses or any provisions that could require PMI to post collateral. These facilities can be used to support the issuance of commercial paper in Europe and the United States.

In addition to the credit lines shown above, certain PMI subsidiaries maintain credit lines to meet their respective working capital needs. These credit lines, which amounted to approximately $2.3 billion at December 31, 2009, are for the sole use of the subsidiaries. Borrowings on these lines amounted to $312 million and $375 million at December 31, 2009 and 2008, respectively.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Capital Stock:

As discussed in Note 1. Background and Basis of Presentation, on March 28, 2008, Altria completed the distribution of one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date. As a result, PMI had 2,108,901,789 shares of common stock outstanding immediately following the distribution. PMI commenced a $13.0 billion two-year share repurchase program on May 1, 2008. Since the inception of this program, the total repurchases through December 31, 2009 were 236.5 million shares for $10.9 billion ($46.20 per share). On February 11, 2010, PMI announced that its Board of Directors authorized a new share repurchase program of $12 billion over three years. The new program will commence in May 2010 after the completion of the two-year $13 billion program that began on May 1, 2008.

Shares of authorized common stock are 6.0 billion; issued, repurchased and outstanding shares after the distribution by Altria were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, March 28, 2008	2,108,901,789	—	2,108,901,789
Repurchase of shares		(106,775,475)	(106,775,475)
Exercise of stock options and issuance of other stock awards	414,542	4,722,204	5,136,746

Balances, December 31, 2008	2,109,316,331	(102,053,271)	2,007,263,060
Repurchase of shares		(129,732,863)	(129,732,863)
Exercise of stock options and issuance of other stock awards		9,634,306	9,634,306

Balances, December 31, 2009	2,109,316,331	(222,151,828)	1,887,164,503

At December 31, 2009, 55,003,149 shares of common stock were reserved for stock options and other stock awards under PMI’s stock plans, and 250 million shares of preferred stock, without par value, were authorized but unissued. PMI currently has no plans to issue any shares of preferred stock.

Note 9. Stock Plans:

Performance Incentive Plan and Stock Compensation Plan for Non-Employee Directors

Under the Philip Morris International Inc. 2008 Performance Incentive Plan (the “Plan”), PMI may grant to certain eligible employees stock options, stock appreciation rights, restricted stock, restricted stock units and deferred stock units and other stock-based awards based on PMI’s common stock, as well as performance-based incentive awards. Up to 70 million shares of PMI’s common stock may be issued under the Plan. At March 31, 2008, approximately 34.1 million shares were granted under the Plan to reflect PMI’s Spin-off from Altria. At December 31, 2009, 33,811,948 shares were available for grant under the Plan.

PMI has also adopted the Philip Morris International Inc. 2008 Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”). A non-employee director is defined as each member of the PMI Board of Directors who is not a full-time employee of PMI or of any corporation in which PMI owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation. Up to 1,000,000 shares of PMI common stock may be awarded under the Non-Employee Directors Plan. As of December 31, 2009, 866,494 shares were available for grant under the plan.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Option Plan

In connection with the PMI Spin-off, Altria employee stock options were modified through the issuance of PMI employee stock options and the adjustment of the stock option exercise prices for the Altria awards. As a result of these modifications, the aggregate intrinsic value of the PMI and Altria stock options immediately after the Spin-off was not greater than the aggregate intrinsic value of the Altria stock options before the Spin-off. Since the Black-Scholes fair values of the awards immediately before and immediately after the Spin-off were equivalent, as measured in accordance with the FASB authoritative guidance for Stock Compensation, no incremental compensation expense was recorded as a result of the modification of the Altria awards.

On March 31, 2008, upon the completion of the conversion of existing Altria stock options, PMI issued 28,336,348 shares subject to option at a weighted-average exercise price of $22.90. At December 31, 2009, the number of PMI shares subject to option were as follows:

	Shares Subject to Option	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balances at January 1, 2009	23,298,349	$22.99
Options issued
Options exercised	(9,564,559)	21.21
Options cancelled	(167,616)	31.52

Balances/Exercisable at December 31, 2009	13,566,174	24.10	1 year	$327 million

After the Spin-off, the total intrinsic value of PMI options exercised for the years ended December 31, 2009 and 2008 were $222 million and $147 million, respectively. The total intrinsic value of Altria options exercised by PMI employees during the year ended December 31, 2007 was $80 million.

Prior to the Spin-off, PMI employees solely held Altria stock options. Altria has not granted stock options to employees of PMI since 2002. Under certain circumstances, senior executives who exercised outstanding stock options, using shares to pay the option exercise price and taxes, received Executive Ownership Stock Options (“EOSOs”) equal to the number of shares tendered. This feature ceased in March 2007. During the year ended December 31, 2007, Altria granted 35,278 EOSOs to PMI employees. EOSOs were granted at an exercise price of not less than fair market value on the date of the grant. The weighted-average grant date fair value of Altria EOSOs granted during the year ended December 31, 2007 was $16.46. PMI recorded pre-tax compensation cost related to these Altria stock options totaling $1 million for the year ended December 31, 2007. The fair value of these awards was determined using a modified Black-Scholes methodology using the following weighted-average assumptions:

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield
2007	4.49%	4 years	27.94%	4.07%

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted and Deferred Stock Awards

PMI may grant restricted stock and deferred stock awards to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares. Such shares are subject to forfeiture if certain employment conditions are not met. Restricted stock and deferred stock awards generally vest on the third anniversary of the grant date.

Upon the conversion of existing Altria awards on March 31, 2008, PMI issued 5,867,974 shares of restricted and deferred stock. During 2009, the activity for restricted stock and deferred stock awards was as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Balances at January 1, 2009	5,329,199	$61.77
Granted	3,833,370	37.01
Vested	(1,471,227)	72.87
Forfeited	(251,799)	56.54

Balances at December 31, 2009	7,439,543	47.00

The weighted-average grant date fair value of the restricted stock and deferred stock awards granted to PMI employees during the years ended December 31, 2009, 2008 and 2007 was $142 million, $102 million and $70 million, or $37.01, $51.44 and $65.59 per restricted or deferred share, respectively. The fair value of the restricted stock and deferred stock awards at the date of grant is amortized to expense ratably over the restriction period. PMI recorded compensation expense for these restricted stock and deferred stock awards of $93 million, $68 million and $55 million for the years ended December 31, 2009, 2008 and 2007. The unamortized compensation expense related to restricted stock and deferred stock awards was $141 million at December 31, 2009 and is expected to be recognized over a weighted-average period of 2 years.

For the year ended December 31, 2009, 1.5 million shares of PMI restricted stock and deferred stock awards vested. Of this amount, 1.0 million shares went to PMI employees and the remainder went to Altria and Kraft Foods Inc. employees who held PMI stock awards as a result of the Spin-off. The grant date fair value of all the vested shares was approximately $107 million. The total fair value of restricted stock and deferred stock awards that vested in 2009 was approximately the same as the grant date fair value. The grant price information for restricted stock and deferred stock awarded prior to January 30, 2008 reflects historical market prices of Altria stock at date of grant and is not adjusted to reflect the Spin-off.

Following the Spin-off from Altria, 0.3 million shares of PMI restricted and deferred stock awards vested in the year ended December 31, 2008. The total fair value of restricted stock and deferred stock awards that vested after the Spin-off in 2008 was approximately $14 million. For the period prior to the Spin-off from Altria in 2008, the total fair value of vested Altria and Kraft Foods Inc. stock awards held by PMI employees was $69 million.

For the year ended December 31, 2007, the total fair value of vested Altria and Kraft Foods Inc. stock awards held by PMI employees was $76 million.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Earnings per Share:

Effective January 1, 2009, PMI adopted the provisions of amended FASB authoritative guidance which requires that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities and therefore shall be included in the earnings per share calculation pursuant to the two-class method. This amendment requires the retrospective adjustment of all prior period earnings per share data. The adoption and retrospective application of this amendment did not have a material impact on PMI’s basic and diluted earnings per share (“EPS”).

Basic and diluted EPS were calculated using the following (in millions):

	For the Years Ended December 31,
	2009	2008	2007
Net earnings attributable to PMI	$6,342	$6,890	$6,038
Less distributed and undistributed earnings attributable to share-based payment awards	23	15

Net earnings for basic and diluted EPS	$6,319	$6,875	$6,038

Weighted-average shares for basic EPS	1,943	2,068	2,109
Plus incremental shares from assumed conversions:
Stock options	7	8

Weighted-average shares for diluted EPS	1,950	2,076	2,109

For the 2009 computation, the number of stock options excluded from the calculation of weighted-average shares for diluted EPS because their effects were antidilutive was immaterial. For the 2008 and 2007 computations, there were no antidilutive stock options.

As discussed in Note 1. Background and Basis of Presentation, on March 28, 2008, Altria completed the distribution of one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date. As a result, PMI had 2,108,901,789 shares of common stock outstanding immediately following the distribution.

Prior to the Distribution Date, PMI had 150 shares of common stock outstanding. As a result of the distribution, all EPS amounts prior to the Distribution Date were adjusted to reflect the new capital structure of PMI. The same number of shares is being used for both diluted EPS and basic EPS for all periods prior to the Distribution Date as no PMI equity awards were outstanding prior to the Distribution Date.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes:

Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2009, 2008 and 2007 (in millions):

	2009	2008	2007
Earnings before income taxes	$9,243	$9,937	$8,884

Provision for income taxes:
United States federal:
Current	$348	$470	$560
Deferred	(202)	52	72

	146	522	632
State and local	1	(23)	7

Total United States	147	499	639

Outside United States:
Current	2,213	2,335	2,025
Deferred	331	(47)	(94)

Total outside United States	2,544	2,288	1,931

Total provision for income taxes	$2,691	$2,787	$2,570

United States income tax is primarily attributable to repatriation costs.

At December 31, 2009, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $14 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. The determination of the amount of deferred tax related to these earnings is not practicable.

On March 28, 2008, PMI entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with Altria. The Tax Sharing Agreement generally governs PMI’s and Altria’s respective rights, responsibilities and obligations for pre-distribution periods and for potential taxes on the Spin-off. With respect to any potential tax resulting from the Spin-off, responsibility for the tax will be allocated to the party that acted (or failed to act) in a manner which resulted in the tax.

The U.S. federal statute of limitations remains open for the year 2000 and onward with years 2000 to 2003 currently under examination by the IRS. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from 3 to 5 years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (2002 onward), Indonesia (2007 onward), Russia (2007 onward) and Switzerland (2007 onward). PMI is currently under examination in various foreign jurisdictions.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2009	2008	2007
Balance at January 1,	$160	$163	$165
Additions based on tax positions related to the current year	26	35	25
Additions for tax positions of previous years	1	14
Reductions for tax positions of prior years	(15)	(33)	(17)
Reductions due to lapse of statute of limitations		(2)
Settlements	(2)	(13)	(10)
Other	4	(4)

Balance at December 31,	$174	$160	$163

Unrecognized tax benefits and PMI’s liability for contingent income taxes, interest and penalties were as follows (in millions):

	December 31, 2009	December 31, 2008	December 31, 2007
Unrecognized tax benefits	$174	$160	$163
Accrued interest and penalties	48	47	53
Tax credits and other indirect benefits	(33)	(34)	(36)

Liability for tax contingencies	$189	$173	$180

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $152 million at December 31, 2009. The remainder, if recognized, would principally affect deferred taxes.

PMI recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on the consolidated statements of earnings and as part of income taxes on the consolidated balance sheets. For the years ended December 31, 2009, 2008 and 2007, PMI recognized (income) expense in its consolidated statements of earnings ($1) million, $1 million and $19 million of interest and penalties, respectively.

PMI is regularly examined by tax authorities around the world. It is reasonably possible that within the next 12 months certain examinations will close, which could result in a decrease in unrecognized tax benefits along with related interest and penalties. An estimate of the range of the possible decrease cannot be made at this time.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
Foreign rate differences	(8.6)	(9.5)	(9.4)
Dividend repatriation cost	2.5	2.5	2.8
Other	0.2	0.1	0.5

Effective tax rate	29.1%	28.1%	28.9%

The 2008 effective tax rate included the adoption of U.S. income tax regulations proposed in 2008 ($154 million) and the enacted reduction of future corporate income tax rates in Indonesia ($67 million), partially offset by the impact of the after-tax charge of $124 million related to the RBH settlement with the Government of Canada and all ten provinces, and the tax cost of a legal entity restructuring ($45 million). In 2007, PMI recorded tax benefits of $27 million related to the reduction of deferred tax liabilities resulting from future lower tax rates enacted in Germany.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following (in millions):

	At December 31,
	2009	2008
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$210	$181
Accrued pension costs	145	152
Inventory	2	46
Other	291	219

Total deferred income tax assets	648	598

Deferred income tax liabilities:
Trade names	(757)	(639)
Property, plant and equipment	(321)	(276)
Unremitted earnings	(709)	(554)

Total deferred income tax liabilities	(1,787)	(1,469)

Net deferred income tax liabilities	$(1,139)	$(871)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Segment Reporting:

PMI’s subsidiaries and affiliates are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Reportable segments for PMI are organized and managed by geographic region. PMI’s reportable segments are European Union; Eastern Europe, Middle East and Africa; Asia; and Latin America & Canada. PMI records net revenues and operating companies income to its segments based upon the geographic area in which the customer resides.

PMI’s management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income before general corporate expenses and amortization of intangibles. Interest expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. Information about total assets by segment is not disclosed because such information is not reported to or used by PMI’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 3. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows (in millions):

	For the Years Ended December 31,
	2009	2008	2007
Net revenues:
European Union	$28,550	$30,265	$26,829
Eastern Europe, Middle East and Africa	13,865	14,817	12,166
Asia	12,413	12,222	11,097
Latin America & Canada	7,252	6,336	5,151

Net revenues (1)	$62,080	$63,640	$55,243

(1)

Total net revenues attributable to customers located in Germany, PMI’s largest market in terms of net revenues, were $7.9 billion, $8.6 billion and $7.9 billion for the years ended December 31, 2009, 2008 and 2007, respectively.

Earnings before income taxes:
Operating companies income:
European Union	$4,506	$4,738	$4,195
Eastern Europe, Middle East and Africa	2,663	3,119	2,431
Asia	2,436	2,057	1,803
Latin America & Canada	666	520	514
Amortization of intangibles	(74)	(44)	(28)
General corporate expenses	(157)	(142)	(73)
Gain on sale of leasing business			52

Operating income	10,040	10,248	8,894
Interest expense, net	(797)	(311)	(10)

Earnings before income taxes	$9,243	$9,937	$8,884

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the Years Ended December 31,
	2009	2008	2007
Depreciation expense:
European Union	$211	$259	$263
Eastern Europe, Middle East and Africa	206	228	202
Asia	286	244	194
Latin America & Canada	64	62	47

	767	793	706
Other	12	5	14

Total depreciation expense	$779	$798	$720

Capital expenditures:
European Union	$393	$558	$573
Eastern Europe, Middle East and Africa	130	172	202
Asia	116	173	236
Latin America & Canada	72	65	58

	711	968	1,069
Other	4	131	3

Total capital expenditures	$715	$1,099	$1,072

	At December 31,
	2009	2008	2007
Long-lived assets:
European Union	$3,319	$3,180	$3,440
Eastern Europe, Middle East and Africa	1,260	1,307	1,569
Asia	1,452	1,458	1,494
Latin America & Canada	549	466	485

	6,580	6,411	6,988
Other	197	137	18

Total long-lived assets	$6,777	$6,548	$7,006

Long-lived assets consist of non-current assets other than goodwill, other intangible assets, net, and deferred tax assets. Total long-lived assets located in Switzerland were $976 million, $929 million and $875 million at December 31, 2009, 2008 and 2007, respectively.

Items affecting the comparability of results from operations were as follows:

•	Asset Impairment and Exit Costs – See Note 5. Asset Impairment and Exit Costs, for a breakdown of asset impairment and exit costs by segment.

•

Colombian Investment and Cooperation Agreement charge – During the second quarter of 2009, PMI recorded a pre-tax charge of $135 million related to the Investment and Cooperation Agreement in Colombia. The charge was recorded in the operating companies income of the Latin America & Canada segment. See Note 18. Colombian Investment and Cooperation Agreement for additional information.

•	Equity Loss from RBH Legal Settlement – During the second quarter of 2008, PMI recorded a $124 million charge related to the RBH settlement with the Government of Canada and all ten provinces.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This charge was recorded in the operating companies income of the Latin America & Canada segment. See Note 19. RBH Legal Settlement for additional information.

•

Charge related to previous distribution agreement in Canada – During the third quarter of 2008, PMI recorded a pre-tax charge of $61 million related to a previous distribution agreement in Canada. This charge was recorded in the operating companies income of the Latin America & Canada segment.

•

Gain on Sale of Business – During 2007, PMI sold its leasing business, managed by PMCC, Altria’s financial services subsidiary, for a pre-tax gain of $52 million. See Note 4. Transactions with Altria Group, Inc. for additional information.

•	Acquisitions – See Note 6. Acquisitions.

Note 13. Benefit Plans:

Pension coverage for employees of PMI’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. Prior to the Spin-off, certain employees of PMI participated in the U.S. benefit plans offered by Altria. After the Distribution Date, the benefits previously provided by Altria are now provided by PMI. As a result, new postretirement and pension plans have been established by PMI, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities have been transferred to the new plans.

In December 2008, PMI adopted the provisions of amended FASB authoritative guidance for Retirement Benefits that requires an entity to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position. Prior to this adoption, PMI historically used September 30 to measure its non-U.S. pension plans. The change of measurement date from September 30 to December 31 resulted in a net charge to stockholders’ equity of $9 million at December 31, 2008.

The amounts recorded in accumulated other comprehensive earnings (losses) at December 31, 2009 consisted of the following (in millions):

	Pension	Postretirement	Postemployment	Total
Net losses	$(1,174)	$(27)	$(463)	$(1,664)
Prior service cost	(72)	4		(68)
Net transition obligation	(9)			(9)
Deferred income taxes	184	9	140	333

Amounts to be amortized	$(1,071)	$(14)	$(323)	$(1,408)

The amounts recorded in accumulated other comprehensive earnings (losses) at December 31, 2008 consisted of the following (in millions):

	Pension	Postretirement	Postemployment	Total
Net losses	$(1,385)	$(23)	$(306)	$(1,714)
Prior service cost	(30)	6		(24)
Net transition obligation	(9)			(9)
Deferred income taxes	190	7	106	303

Amounts to be amortized	$(1,234)	$(10)	$(200)	$(1,444)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts recorded in accumulated other comprehensive earnings (losses) at December 31, 2007 consisted of the following (in millions):

	Pension	Postemployment	Total
Net losses	$(24)	$(78)	$(102)
Prior service cost	(31)		(31)
Net transition obligation	(11)		(11)
Deferred income taxes	17	27	44

Amounts to be amortized	$(49)	$(51)	$(100)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2009 were as follows (in millions):

	Pension	Postretirement	Postemployment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$38	$1	$23	$62
Prior service cost	6			6
Other income/expense:
Net losses	4			4
Prior service cost	(2)			(2)
Deferred income taxes	(9)		(7)	(16)

	37	1	16	54

Other movements during the year:
Net gains (losses)	169	(5)	(180)	(16)
Prior service cost	(46)	(2)		(48)
Deferred income taxes	3	2	41	46

	126	(5)	(139)	(18)

Total movements in other comprehensive earnings/losses	$163	$(4)	$(123)	$36

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The movements in other comprehensive earnings (losses) during the year ended December 31, 2008 were as follows (in millions):

	Pension	Postretirement	Postemployment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$7	$1	$7	$15
Prior service cost	6	(1)		5
Other income/expense:
Net losses	24			24
Deferred income taxes	(9)		(2)	(11)

	28	—	5	33

Other movements during the year:
Net losses	(1,392)	(24)	(235)	(1,651)
Prior service cost	(5)	7		2
Net transition obligation	2			2
Deferred income taxes	182	7	81	270

	(1,213)	(10)	(154)	(1,377)

Total movements in other comprehensive earnings/losses	$(1,185)	$(10)	$(149)	$(1,344)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of PMI’s pension plans at December 31, 2009 and 2008, were as follows (in millions):

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
Benefit obligation at January 1	$282	$—	$3,979	$3,477
Service cost	6	10	135	136
Interest cost	17	16	176	169
Benefits paid	(20)	(10)	(143)	(181)
Termination, settlement and curtailment	6	2	(9)	(31)
Assumption changes	3	7	190	9
Measurement date change				63
Actuarial (gains) losses	(6)	7	79	(14)
Transfer from Altria		221
Currency			103	18
Acquisition				227
Other		29	79	106

Benefit obligation at December 31	288	282	4,589	3,979

Fair value of plan assets at January 1	163	—	3,053	3,687
Actual return on plan assets	28	(38)	674	(1,003)
Employer contributions	26	2	532	260
Employee contributions			33	43
Benefits paid	(20)	(10)	(143)	(181)
Termination, settlement and curtailment			(8)	(51)
Transfer from Altria		209

Currency			99	33

Acquisition				231

Other				34

Fair value of plan assets at December 31	197	163	4,240	3,053

Net pension liability recognized at December 31	$(91)	$(119)	$(349)	$(926)

At December 31, 2009 and 2008, the combined U.S. and non-U.S. pension plans resulted in a net pension liability of $440 million and $1,045 million, respectively. These amounts were recognized in PMI’s consolidated balance sheets at December 31, 2009 and 2008, as follows (in millions):

	2009	2008
Other assets	$153	$47
Accrued liabilities – employment costs	(19)	(8)
Long-term employment costs	(574)	(1,084)

	$(440)	$(1,045)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $255 million and $244 million at December 31, 2009 and 2008, respectively. The accumulated benefit obligation for non-U.S. pension plans was $4,010 million and $3,468 million at December 31, 2009 and 2008, respectively.

For U.S. pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation and accumulated benefit obligation were $74 million and $61 million, respectively, as of December 31, 2009. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $282 million, $244 million and $163 million, respectively, as of December 31, 2008. The underfunding relates to plans for salaried employees that cannot be funded under IRS regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $282 million, $210 million, and $43 million, respectively, as of December 31, 2009, and $2,671 million, $2,294 million, and $1,749 million, respectively, as of December 31, 2008.

The following weighted-average assumptions were used to determine PMI’s benefit obligations at December 31:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
Discount rate	5.90%	6.10%	4.33%	4.68%
Rate of compensation increase	4.50	4.50	3.21	3.34

The discount rate for PMI’s U.S. plans is based on an index of high-quality corporate bonds with durations that match the benefit obligations. The discount rate for PMI’s non-U.S. plans was developed from local bond indices that match local benefit obligations as closely as possible.

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2009, 2008 and 2007 (in millions):

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008	2007
Service cost	$6	$10	$135	$136	$136
Interest cost	17	16	176	169	131
Expected return on plan assets	(15)	(14)	(234)	(260)	(219)
Amortization:
Net losses	3	2	35	5	25
Prior service cost	1	1	5	5	5
Termination, settlement and curtailment	9	2	(2)	44	42

Net periodic pension cost	$21	$17	$115	$99	$120

Termination, settlement and curtailment charges were due primarily to early retirement programs.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the combined U.S. and non-U.S. pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive earnings into net periodic benefit cost during 2010 are $45 million and $10 million, respectively.

The following weighted-average assumptions were used to determine PMI’s net pension cost:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008	2007
Discount rate	6.10%	6.28%	4.68%	4.66%	3.88%
Expected rate of return on plan assets	7.20	7.40	6.89	7.01	7.05
Rate of compensation increase	4.50	4.50	3.34	3.26	3.21

PMI’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

PMI and certain of its subsidiaries sponsor defined contribution plans. Amounts charged to expense for defined contribution plans totaled $42 million, $36 million and $20 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Plan Assets

PMI’s investment strategy for U.S and non-U.S. plans is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the target allocation of PMI’s plan assets is broadly characterized as approximately a 60%/40% split between equity and debt securities. The strategy primarily utilizes indexed U.S. equity securities, international equity securities and investment grade debt securities. PMI’s plans have no investments in hedge funds, private equity or derivatives. PMI attempts to mitigate investment risk by rebalancing between equity and debt asset classes once a year or as PMI’s contributions and benefit payments are made.

In December 2009, PMI adopted the provisions of amended FASB authoritative guidance for Retirement Benefits which expands the benefit plan asset disclosure requirements, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets and the valuation techniques used to measure the fair values of plan assets.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of PMI’s pension plan assets at December 31, 2009 by asset category was as follows (in millions):

Asset Category	At December 31, 2009	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$93	$93	$—	$—
Equity securities:
U.S. securities	99	99
International securities	913	913
Investment funds (a)	2,304	779	1,525
International government bonds	949	949
Corporate bonds	54	54
Other	25	25

Total	$4,437	$2,912	$1,525	$—

(a)	Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices, (primarily MSCI - Europe, Switzerland, North America, Asia Pacific, Japan, Russell 3000, S&P 500 for equities; and Citigroup EMU, Citigroup Switzerland and Barclays U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 72% are invested in U.S. and international equities; 16% are invested in U.S. and international government bonds; 7% are invested in corporate bonds; and 5% are invested in real estate and other money markets.

See Note 16. Fair Value Measurements for a discussion of the fair value of pension plan assets.

PMI presently makes, and plans to make, contributions, to the extent that they are tax deductible and to meet specific funding requirements of its funded U.S. and non-U.S. plans. Currently, PMI anticipates making contributions of approximately $230 million in 2010 to its pension plans, based on current tax and benefit laws. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated future benefit payments from PMI pension plans at December 31, 2009, were as follows (in millions):

	U.S. Plans	Non-U.S. Plans
2010	$20	$164
2011	14	169
2012	47	175
2013	14	182
2014	15	192
2015 – 2019	97	1,156

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2009 and 2008 (in millions):

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
Service cost	$2	$2	$2	$1
Interest cost	5	5	4	2
Amortization:
Net losses	1	1
Prior service cost		(1)
Other				(1)

Net postretirement health care costs	$8	$7	$6	$2

The following weighted-average assumptions were used to determine PMI’s net postretirement costs for the years ended December 31, 2009 and 2008:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
Discount rate	6.10%	6.28%	5.82%	5.57%
Health care cost trend rate	8.00	8.00	7.09	6.97

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PMI’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2009 and 2008 were as follows (in millions):

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
Accumulated postretirement benefit obligation at January 1,	$90	$—	$68	$34
Service cost	2	2	2	1
Interest cost	5	5	4	2
Benefits paid	(3)	(3)	(4)	(2)
Assumption changes	2	6	7	(3)
Actuarial (gains) losses	(4)	10	1	(3)
Transfer from Altria		70
Currency			5	(5)
Acquisition				33
Other				11

Accumulated postretirement benefit obligation at December 31,	$92	$90	$83	$68

The current portion of PMI’s accrued postretirement health care costs of $9 million and $6 million at December 31, 2009 and 2008, respectively, is included in accrued employment costs on the consolidated balance sheet.

The following weighted-average assumptions were used to determine PMI’s postretirement benefit obligations at December 31, 2009 and 2008:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
Discount rate	5.90%	6.10%	5.99%	5.82%
Health care cost trend rate assumed for next year	7.50	8.00	7.14	7.09
Ultimate trend rate	5.00	5.00	4.86	5.00
Year that rate reaches the ultimate trend rate	2015	2015	2029	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of December 31, 2009:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total service and interest cost	19.5%	(15.1)%
Effect on postretirement benefit obligation	14.6	(11.7)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PMI’s estimated future benefit payments for its postretirement health care plans at December 31, 2009, were as follows (in millions):

	U.S. Plans	Non-U.S. Plans
2010	$4	$5
2011	4	4
2012	5	4
2013	5	4
2014	5	4
2015 – 2019	28	22

Postemployment Benefit Plans

PMI and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following (in millions):

	For the Years Ended December 31,
	2009	2008	2007
Service cost	$16	$7	$7
Interest cost	22	9	9
Amortization of net loss	23	7	7
Other expense	57	151	226

Net postemployment costs	$118	$174	$249

During 2009, 2008 and 2007, certain salaried employees left PMI under separation programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.

The estimated net loss for the postemployment benefit plans that will be amortized from accumulated other comprehensive earnings into net postemployment costs during 2010 is approximately $39 million.

The changes in the benefit obligations of the plans at December 31, 2009 and 2008 were as follows (in millions):

	2009	2008
Accrued postemployment costs at January 1	$539	$418
Service cost	16	7
Interest cost	22	9
Benefits paid	(185)	(205)
Actuarial losses	180	235
Other	58	75

Accrued postemployment costs at December 31	$630	$539

The accrued postemployment costs were determined using a weighted-average discount rate of 8.6% and 9.6% in 2009 and 2008, respectively, an assumed ultimate annual weighted-average turnover rate of 2.1% and 4.0% in 2009 and 2008, respectively, assumed compensation cost increases of 4.5% in 2009 and 2008, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Additional Information:

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)
Research and development expense	$335	$334	$362

Advertising expense	$387	$436	$429

Interest expense	$905	$528	$268
Interest income	(108)	(217)	(258)

Interest expense, net	$797	$311	$10

Rent expense	$258	$226	$237

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2009, were as follows (in millions):

2010	$189
2011	114
2012	81
2013	57
2014	45
Thereafter	279

$765

Note 15. Financial Instruments:

Overview

PMI operates in markets outside of the United States, with manufacturing and sales facilities in various locations around the world. PMI utilizes certain financial instruments to manage foreign currency exposure. Derivative financial instruments are used by PMI principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates by creating offsetting exposures. PMI is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. PMI formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction would not occur, the gain or loss would be recognized in earnings. PMI reports its net transaction losses and its net transaction gains in marketing, administration and research costs on the consolidated statements of earnings.

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PMI uses forward foreign exchange contracts, foreign currency swaps and foreign currency options, hereafter collectively referred to as foreign exchange contracts, to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which PMI is exposed include the Euro, Indonesian rupiah, Japanese yen, Mexican peso, Russian ruble, Swiss franc and Turkish lira. At December 31, 2009 and 2008, PMI had contracts with aggregate notional amounts of $13.9 billion and $17.8 billion, respectively. Of the $13.9 billion aggregate notional amount at December 31, 2009, $3.2 billion related to cash flow hedges, $1.3 billion related to hedges of net investments in foreign operations and $9.4 billion related to other derivatives that primarily offset currency exposures on intercompany financing. Of the $17.8 billion aggregate notional amount at December 31, 2008, $2.1 billion related to cash flow hedges, $0.4 billion related to fair value hedges, $1.7 billion related to hedges of net investments in foreign operations and $13.6 billion related to other derivatives that primarily offset currency exposures on intercompany financing.

The fair value of PMI’s foreign exchange contracts as of December 31, 2009, was as follows (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Foreign exchange contracts designated as hedging instruments	Other current assets	$140	Other accrued liabilities	$27
Foreign exchange contracts not designated as hedging instruments	Other current assets	71	Other accrued liabilities	107

Total Derivatives		$211		$134

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Hedging activities, which represent movement in derivatives as well as the respective underlying transactions, had the following effect on PMI’s consolidated statements of earnings and other comprehensive earnings for the year ended December 31, 2009 (in millions):

	For the Year Ended December 31, 2009
Gain (Loss)	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Statement of Earnings:
Net revenues	$65	$—		$—		$65
Cost of sales	(11)					(11)
Marketing, administration and research costs	13			(1)		12

Operating income	67	—		(1)		66
Interest expense, net	(94)	37		(5)		(62)

Earnings before income taxes	(27)	37		(6)		4

Provision for income taxes	1	(3)		3		1

Net earnings attributable to PMI	$(26)	$34		$(3)		$5

Other Comprehensive Earnings:
Losses transferred to earnings	$27				$(1)	$26
Recognized	68				(7)	61

Net impact	$95				$(8)	$87

Cumulative translation adjustment			$(57)		$14	$(43)

Each type of hedging activity is described in greater detail below.

Cash Flow Hedges

PMI has entered into foreign exchange contracts to hedge foreign currency exchange risk related to certain forecasted transactions. The effective portion of unrealized gains and losses associated with qualifying cash flow hedge contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported in PMI’s consolidated statements of earnings. During the years ended December 31, 2009, 2008 and 2007, ineffectiveness related to cash flow hedges was not material. As of December 31, 2009, PMI has hedged forecasted transactions for periods not exceeding the next twelve months. The impact of these hedges is included in operating cash flows on PMI’s consolidated statement of cash flows.

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For the year ended December 31, 2009, foreign exchange contracts that were designated as cash flow hedging instruments impacted the consolidated statements of earnings and other comprehensive earnings as follows (pre-tax, in millions):

For the Year Ended December 31, 2009
Derivatives in Cash Flow Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) on Derivative	Amount of Gain/(Loss) Recognized in Earnings on Derivative	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings on Derivative
Foreign exchange contracts					$68
			Net revenues	$65
			Cost of sales	(11)
			Marketing, administration and research costs	13
			Interest expense, net	(94)

Total				$(27)	$68

Fair Value Hedges

PMI has entered into foreign exchange contracts to hedge the foreign currency exchange risk related to an intercompany loan between subsidiaries. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in current earnings. At June 30, 2009, all fair value hedges matured and were settled. During the third and fourth quarters of 2009, there were no outstanding fair value hedges. For the years ended December 31, 2009, 2008 and 2007, ineffectiveness related to fair value hedges was not material. Gains (losses) associated with qualifying fair value hedges are recorded in the consolidated statements of earnings and were $42 million, $49 million and $0.7 million for the years ended December 31, 2009, 2008 and 2007, respectively. The impact of fair value hedges is included in operating cash flows on PMI’s consolidated statement of cash flows.

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For the year ended December 31, 2009, foreign exchange contracts that were designated as fair value hedging instruments impacted the consolidated statement of earnings as follows (pre-tax, in millions):

For the Year Ended December 31, 2009
Derivative in Fair Value Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) on Derivative	Amount of Gain/(Loss) Recognized in Earnings on Derivative	Statement of Earnings Classification of Gain/(Loss) on Hedged Item	Amount of Gain/(Loss) Recognized in Earnings Attributable to the Risk Being Hedged
Foreign exchange contracts	Marketing, administration and research costs	$5	Marketing, administration and research costs	$(5)
	Interest expense, net	37	Interest expense, net

Total		$42		$(5)

Hedges of Net Investments in Foreign Operations

PMI designates certain foreign currency denominated debt and forward exchange contracts as net investment hedges of its foreign operations. For the years ended December 31, 2009, 2008 and 2007, these hedges of net investments resulted in gains (losses), net of income taxes, of ($71) million, $124 million and $19 million, respectively. These gains (losses) were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments. For the years ended December 31, 2009, 2008 and 2007, ineffectiveness related to net investment hedges was not material. Settlement of net investment hedges is included in other investing cash flows on PMI’s consolidated statement of cash flows.

For the year ended December 31, 2009, foreign exchange contracts that were designated as net investment hedging instruments impacted the consolidated statements of earnings and other comprehensive earnings as follows (pre-tax, in millions):

For the Year Ended December 31, 2009
Derivatives in Net Investment Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) on Derivative	Amount of Gain/(Loss) Recognized in Earnings on Derivative	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings on Derivative
Foreign exchange contracts		$—	Interest expense, net	$—	$(57)

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Other Derivatives

PMI has entered into foreign exchange contracts to hedge the foreign currency exchange risks related to intercompany loans between certain subsidiaries. While effective as economic hedges, no hedge accounting is applied for these contracts and, therefore, the unrealized gains (losses) relating to these contracts are reported in PMI’s consolidated statement of earnings. For the year ended December 31, 2009, the gains from contracts for which PMI did not apply hedge accounting were $248 million, which substantially offset the losses and gains generated by the underlying intercompany loans being hedged.

As a result, for the year ended December 31, 2009, these items affected the consolidated statement of earnings as follows (pre-tax, in millions):

For the Year Ended December 31, 2009
Derivatives not Designated as Hedging Instruments	Statement of Earnings Classification of Gain/(Loss)	Amount of Gain/(Loss) Recognized in Earnings
Foreign exchange contracts	Marketing, administration and research costs	$(1)
	Interest expense, net	(5)

Total		$(6)

Qualifying Hedging Activities Reported in Accumulated Other Comprehensive Earnings (Losses)

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of these gains or losses to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, as follows (in millions):

	For the Year Ended December 31,
	2009	2008	2007
(Loss) gain as of January 1	$(68)	$(10)	$—
Derivative losses (gains) transferred to earnings	26	89	11
Change in fair value	61	(147)	(21)

Gain (loss) as of December 31	$19	$(68)	$(10)

At December 31, 2009, PMI expects $7 million of derivative gains reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months. These losses and gains are expected to be substantially offset by the statement of earnings impact of the respective forecasted transactions.

Contingent features

PMI’s derivative instruments do not contain contingent features.

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Credit exposure and credit risk

PMI is exposed to credit loss in the event of non-performance by counterparties. While PMI does not anticipate non-performance, its risk is limited to the fair value of the financial instruments. PMI actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting a diverse group of major international banks and financial institutions as counterparties.

Fair value

See Note 16. Fair Value Measurements for disclosures related to the fair value of PMI’s derivative financial instruments.

Note 16. Fair Value Measurements:

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of input that may be used to measure fair value, which are as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Securities Available for Sale

PMI assesses the fair value of securities available for sale, which consist of warrants to purchase third-party common stock, by using a Black-Scholes methodology based on observable market inputs. Securities available for sale have been classified within Level 2.

Derivative Financial Instruments

PMI assesses the fair value of its derivative financial instruments using internally developed models that use, as their basis, readily observable future amounts, such as cash flows, earnings, and the current market expectations of those future amounts. These derivatives include forward foreign exchange contracts, foreign currency swaps and foreign currency options. Derivative financial instruments have been classified within Level 2. See Note 15. Financial Instruments for additional discussion on derivative financial instruments.

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Pension Plan Assets

The fair value of pension plan assets determined by using readily available quoted market prices in active markets has been classified within Level 1 of the fair value hierarchy. The fair value of pension plan assets determined by using quoted prices in markets that are not active has been classified within Level 2. See Note 13. Benefit Plans for additional discussion on pension plan assets.

Debt

The fair value of PMI’s outstanding debt, as utilized solely for disclosure purposes, is determined by utilizing quotes and market interest rates currently available to PMI for issuances of debt with similar terms and remaining maturities. The aggregate carrying value of PMI’s debt, excluding $208 million of capital lease obligations, was $13,546 million at December 31, 2009. The fair value of PMI’s outstanding debt has been classified within Level 1.

The aggregate fair value of PMI’s securities available for sale, derivative financial instruments, pension plan assets and debt as of December 31, 2009, was as follows (in millions):

	At December 31, 2009	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale	$12	$—	$12	$—
Derivatives	211		211
Pension plan assets	4,437	2,912	1,525

Total assets	$4,660	$2,912	$1,748	$—

Liabilities:
Debt	$14,662	$14,662	$—	$—
Derivatives	134		134

Total liabilities	$14,796	$14,662	$134	$—

Note 17. Accumulated Other Comprehensive Earnings (Losses):

PMI’s accumulated other comprehensive earnings (losses), net of taxes, consisted of the following (in millions):

	At December 31, 2009	At December 31, 2008	At December 31, 2007
Currency translation adjustments	$561	$(768)	$1,798
Pension and other benefits	(1,408)	(1,444)	(100)
Derivatives accounted for as hedges	19	(68)	(10)
Debt and equity securities	11	(1)

Total accumulated other comprehensive earnings (losses)	$(817)	$(2,281)	$1,688

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Note 18. Colombian Investment and Cooperation Agreement:

On June 19, 2009, PMI announced that it had signed an agreement with the Republic of Colombia, together with the Departments of Colombia and the Capital District of Bogota, to promote investment and cooperation with respect to the Colombian tobacco market and to fight counterfeit and contraband tobacco products. The Investment and Cooperation Agreement provides $200 million in funding to the Colombian governments over a 20-year period to address issues of mutual interest, such as combating the illegal cigarette trade, including the threat of counterfeit tobacco products, and increasing the quality and quantity of locally grown tobacco. As a result of the Investment and Cooperation Agreement, PMI recorded a pre-tax charge of $135 million in the operating results of the Latin America & Canada segment during the second quarter of 2009. This pre-tax charge, which represents the net present value of the payments prescribed by the agreement, is reflected in marketing, administration and research costs on the consolidated statement of earnings for the year ended December 31, 2009.

At December 31, 2009, PMI had $93 million of discounted liabilities associated with the Colombian Investment and Cooperation Agreement. These discounted liabilities are primarily reflected in other long-term liabilities on the consolidated balance sheet.

Note 19. RBH Legal Settlement:

On July 31, 2008, Rothmans announced the finalization of a CAD $550 million settlement (or approximately $540 million, based on the prevailing exchange rate at that time) between itself and RBH, on the one hand, and the Government of Canada and all ten provinces, on the other hand. The settlement resolves the Royal Canadian Mounted Police’s investigation relating to products exported from Canada by RBH during the 1989-1996 period. Rothmans’ sole holding was a 60% interest in RBH. The remaining 40% interest in RBH was owned by PMI.

As a result of the finalization of the settlement, PMI recorded a charge of $124 million in the operating results of the Latin America & Canada segment during the second quarter of 2008. The charge represented the present value of PMI’s 40% equity interest in RBH’s portion of the settlement and was reflected in marketing, administration and research costs on the consolidated statement of earnings for the year ended December 31, 2008.

Subsequent to the finalization of the settlement, PMI announced that it had entered into an agreement with Rothmans to purchase, by way of a tender offer, all of the outstanding common shares of Rothmans. In October 2008, PMI completed the acquisition of all of Rothmans shares. See Note 6. Acquisitions for more details regarding this acquisition.

At December 31, 2009 and 2008, PMI had $243 million and $207 million, respectively, of discounted accrued settlement charges associated with the RBH legal settlement. These accrued settlement charges are primarily reflected in other long-term liabilities on the consolidated balance sheets.

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Note 20. E.C. Agreement:

In 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 Member States of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. This agreement has been signed by all 27 Member States. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI records charges for them as an expense in cost of sales when product is shipped. In addition, PMI is also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if qualifying product seizures exceed 90 million cigarettes in a given year. To date, PMI’s annual payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $84 million, $80 million and $100 million were recorded in cost of sales in 2009, 2008 and 2007, respectively.

Note 21. Contingencies:

Legal proceedings covering a wide range of matters are pending or threatened against us, and/or our subsidiaries, and/or our indemnitees in various jurisdictions. Our indemnitees include distributors, licensees, and others that have been named as parties in certain cases and that we have agreed to defend, as well as pay costs and some or all of judgments, if any, that may be entered against them. Altria Group, Inc. and PM USA are also indemnitees, in certain cases, pursuant to the terms of the Distribution Agreement between Altria Group, Inc. and PMI. Various types of claims are raised in these proceedings, including, among others, product liability, consumer protection, antitrust, and tax.

It is possible that there could be adverse developments in pending cases against us and our subsidiaries. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation.

Damages claimed in some of the tobacco-related litigation are significant and, in certain cases in Brazil, Israel, Nigeria and Canada, range into the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. Much of the litigation is in its early stages and litigation is subject to uncertainty. However, as discussed below, we have to date been largely successful in defending tobacco-related litigation.

We and our subsidiaries record provisions in the consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes in these cases, if any. Legal defense costs are expensed as incurred.

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It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, we and each of our subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts, if any. All such cases are, and will continue to be, vigorously defended. However, we and our subsidiaries may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

The table below lists the number of tobacco-related cases pending against us and/or our subsidiaries or indemnitees as of December 31, 2009, 2008 and 2007:

Type of Case	Number of Cases Pending as of December 31, 2009		Number of Cases Pending as of December 31, 2008		Number of Cases Pending as of December 31, 2007
Individual Smoking and Health Cases	119		123		136
Smoking and Health Class Actions	9	(1)	5	(1)	3
Health Care Cost Recovery Actions	11		11		8
Lights Class Actions	3		3		2
Individual Lights Cases (small claims court)(2)	1,978		2,010		2,026
Public Civil Actions	11		11		9

(1)	Includes two cases due to the acquisition of Rothmans in Canada.
(2)	The 1,978 cases are all pending in small claims courts in Italy where the maximum damage award claimed is approximately one thousand Euros per case. Of these 1,978 cases, 1,966, which were filed by the same plaintiffs’ attorney, have now been stayed pending an investigation by the public prosecutor into the conduct of that plaintiffs’ attorney. In May 2009, the case files in these cases were permanently confiscated by the court as a result of the investigation. As a consequence of the confiscation of these case files, the small claims courts in which the cases are pending have begun dismissing the cases, and the remainder of the cases should be dismissed in the coming months.

Since 1995, when the first tobacco-related litigation was filed against a PMI entity, 351(3) Smoking and Health, Lights, Health Care Cost Recovery cases and Public Civil Actions in which we and/or one of our subsidiaries and/or indemnitees was a defendant have been terminated in our favor. Nine cases have had decisions in favor of plaintiffs. Five of these cases have subsequently reached final resolution in our favor, one has been annulled and returned to the trial court for further proceedings, and three remain on appeal. To date, we have paid total judgments including costs of approximately six thousand Euros. These payments were made in order to appeal three Italian small claims cases, two of which were subsequently reversed on appeal and one of which remains on appeal. To date, no tobacco-related case has been finally resolved in favor of a plaintiff against us, our subsidiaries or indemnitees.

(3)	Includes 142 individual lights cases filed in small claims courts in Italy.

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The table below lists the verdicts and post-trial developments in the three pending cases (excluding one individual case on appeal from Italian small claims court) in which verdicts were returned in favor of plaintiffs:

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
September 2009	Brazil/ Bernhardt	Individual Smoking and Health	The Civil Court of Rio de Janeiro found for plaintiff and ordered Philip Morris Brasil to pay R$13,000 (approximately $7,250) in damages.	In September 2009, following the decision on the merits in plaintiff’s favor, the plaintiff filed a motion requesting an increase in the damages awarded. This motion was rejected by the court, but plaintiff appealed the court’s ruling on this motion. Philip Morris Brasil filed its appeal against the decision on the merits in November 2009.

February 2004	Brazil/The Smoker Health Defense Association (ADESF)	Class Action	The Civil Court of São Paulo found defendants liable without hearing evidence. The court did not assess moral or actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling.	In April 2004, the court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $580) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class still has not been estimated. Defendants appealed to the São Paulo Court of Appeals, and the case, including the execution of the judgment, was stayed pending appeal. On November 12, 2008, the São Paulo Court of Appeals annulled the ruling, finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In addition, the defendants have filed a constitutional appeal to the Federal Supreme Court on

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
the basis that the plaintiff did not have standing to bring the lawsuit. This appeal is still pending.

October 2003	Brazil/ Da Silva	Individual Smoking and Health	The Court of Appeal of Rio Grande do Sul reversed the trial court ruling in favor of Philip Morris Brasil and awarded plaintiffs R$768,000 (approximately $440,000).	In December 2004, a larger panel of the Court of Appeal of Rio Grande do Sul overturned the adverse decision. Plaintiffs appealed to the Superior Court of Justice. In May 2009, a single judge in the Superior Court of Justice rejected plaintiffs’ appeal. Plaintiffs further appealed to the full panel of the Superior Court of Justice, which rejected the appeal in November 2009. Plaintiffs filed a motion for clarification of the Superior Court of Justice’s November 2009 decision.

Pending claims related to tobacco products generally fall within the following categories:

Smoking and Health Litigation: These cases primarily allege personal injury and are brought by individual plaintiffs or on behalf of a class of individual plaintiffs. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, violations of deceptive trade practice laws and consumer protection statutes. Plaintiffs in these cases seek various forms of relief, including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include licit activity, failure to state a claim, lack of defect, lack of proximate cause, assumption of the risk, contributory negligence, and statute of limitations.

As of December 31, 2009, there were a number of smoking and health cases pending against us, our subsidiaries or indemnitees, as follows:

•

119 cases brought by individual plaintiffs against our subsidiaries (117) or indemnitees (2) in Argentina (43), Brazil (50), Canada (1), Chile (9), Costa Rica (1), Finland (2), Greece (1), Israel (1), Italy (6), Japan (1), the Philippines (1), Scotland (1), and Turkey (2), compared with 123 such cases on December 31, 2008, and 136 cases on December 31, 2007; and

•

9 cases brought on behalf of classes of individual plaintiffs against us, our subsidiaries, or indemnitees in Brazil (2), Bulgaria (1) and Canada (6), compared with 5 such cases on December 31, 2008, and 3 such cases on December 31, 2007.

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In the individual cases in Finland, our two indemnitees (our former licensees now known as Amer Sports Corporation and Amerintie 1 Oy) and another member of the industry are defendants. Plaintiffs allege personal injuries as a result of smoking. All three cases were tried together before the District Court of Helsinki. Trial began in March 2008 and concluded in May 2008. In October 2008, the District Court issued decisions in favor of defendants in all three cases. Plaintiffs filed appeals. One of the three plaintiffs has since withdrawn her appeal, making the District Court’s decision in favor of the defendants final. The other two plaintiffs continued to pursue their appeals. The appellate hearing, which was essentially a re-trial of these cases before the Appellate Court, concluded in December 2009. The parties are awaiting the Appellate Court’s decision.

In the first class action pending in Brazil, The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of São Paulo, Brazil, filed July 25, 1995, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer organization, is seeking damages for smokers and former smokers, and injunctive relief. In February 2004, the trial court found defendants liable without hearing evidence. The court did not assess moral or actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling. In April 2004, the court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $580) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class still has not been estimated. Defendants appealed to the São Paulo Court of Appeals, and the case, including the execution of the judgment, was stayed pending appeal. In November 2008, the São Paulo Court of Appeals annulled the ruling finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In addition, the defendants have filed a constitutional appeal to the Federal Supreme Court on the basis that the consumer association did not have standing to bring the lawsuit. This appeal is still pending.

In the second class action pending in Brazil, Public Prosecutor of São Paulo v. Philip Morris Brasil Industria e Comercio Ltda, Civil Court of the City of São Paulo, Brazil, filed August 6, 2007, our subsidiary is a defendant. The plaintiff, the Public Prosecutor of the State of São Paulo, is seeking (1) unspecified damages on behalf of all smokers nationwide, former smokers, and their relatives; (2) unspecified damages on behalf of people exposed to environmental tobacco smoke (“ETS”) nationwide, and their relatives; and (3) reimbursement of the health care costs allegedly incurred for the treatment of tobacco-related diseases by all 26 States, approximately 5,000 Municipalities, and the Federal District. In an interim ruling issued in December 2007, the trial court limited the scope of this claim to the State of São Paulo only. Our subsidiary was served with the claim in February 2008, and filed its answer to the complaint in March 2008. In December 2008, the trial court issued a decision declaring that it lacked jurisdiction and transferred the case to the Nineteenth Lower Civil Court in São Paulo where the ADESF case discussed above is pending. Our subsidiary appealed this decision to the State of São Paulo Court of Appeals, which subsequently declared the case stayed pending the outcome of the appeal.

In the class action in Bulgaria, Yochkolovski v. Sofia BT AD, et al., Sofia City Court, Bulgaria, filed March 12, 2008, our subsidiaries and other members of the industry are defendants. The plaintiff brought a collective claim on behalf of classes of smokers who were allegedly misled by tar and nicotine yields printed on packages and on behalf of a class of minors who were allegedly misled by marketing. Plaintiff seeks damages for economic loss, pain and suffering, medical treatment, and withdrawal from the market of all cigarettes that allegedly do not comply with tar and nicotine labeling requirements. The trial court dismissed the youth marketing claims. This decision has been affirmed on appeal. The trial court also

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ordered plaintiff to provide additional evidence in support of the remaining claims. Our subsidiaries have not been served with the complaint.

In the first class action pending in Canada, Cecilia Letourneau v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in September 1998, our subsidiary and two other Canadian manufacturers are defendants. The plaintiff, an individual smoker, is seeking compensatory and unspecified punitive damages for each member of the class who is deemed addicted to smoking. The class was certified in 2005. Defendants’ motion to dismiss on statute-of-limitations grounds was denied in May 2008. Discovery is ongoing. The court has set September 2010 as the target trial date.

In the second class action pending in Canada, Conseil Quebecois Sur Le Tabac Et La Santé and Jean-Yves Blais v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in November 1998, our subsidiary and two other Canadian manufacturers are defendants. The plaintiffs, an anti-smoking organization and an individual smoker, are seeking compensatory and unspecified punitive damages for each member of the class who suffers from certain smoking-related diseases. The class was certified in 2005. Discovery is ongoing. The court has set September 2010 as the target trial date.

In the third class action pending in Canada, Kunta v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Winnipeg, Canada, filed June 12, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic obstructive pulmonary disease (“COPD”), severe asthma, and mild reversible lung disease resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. We, our subsidiaries, and our indemnitees have been served with the complaint.

In the fourth class action pending in Canada, Adams v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Saskatchewan, Canada, filed July 10, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and COPD resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers who have smoked a minimum of 25,000 cigarettes and have suffered, or suffer, from COPD, emphysema, heart disease, or cancer as well as restitution of profits. We, our subsidiaries, and our indemnitees have been served with the complaint. Preliminary motions are pending.

In the fifth class action pending in Canada, Semple v. Canadian Tobacco Manufacturers’ Council, et al., The Supreme Court (trial court), Nova Scotia, Canada, filed June 18, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and COPD resulting from the use of tobacco products. He is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. We, our subsidiaries, and our indemnitees have been served with the complaint.

In the sixth class action pending in Canada, Dorion v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Alberta, Canada, filed June 15, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual

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smoker, alleges her own addiction to tobacco products and chronic bronchitis and severe sinus infections resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. To date, we, our subsidiaries, and our indemnitees have not been properly served with the complaint.

Health Care Cost Recovery Litigation: These cases, brought by governmental and non-governmental plaintiffs, seek reimbursement of health care cost expenditures allegedly caused by tobacco products. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including unjust enrichment, negligence, negligent design, strict liability, breach of express and implied warranties, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, defective product, failure to warn, sale of cigarettes to minors, and claims under statutes governing competition and deceptive trade practices. Plaintiffs in these cases seek various forms of relief including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, remoteness of injury, failure to state a claim, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), and statute of limitations.

As of December 31, 2009, there were a total of 11 health care cost recovery cases pending against us, our subsidiaries or indemnitees, compared with 11 such cases on December 31, 2008, and 8 such cases on December 31, 2007, as follows:

•	4 cases brought against us, our subsidiaries and our indemnitees in Canada (3) and in Israel (1); and

•	7 cases brought in Nigeria (6) and Spain (1) against our subsidiaries.

In the first health care cost recovery case pending in Canada, Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001, we, our subsidiaries, our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, the government of the province of British Columbia, brought a claim based upon legislation enacted by the province authorizing the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, resulting from a “tobacco related wrong.” The Supreme Court has held that the statute is constitutional. We and certain other non-Canadian defendants challenged the jurisdiction of the court. The court rejected the jurisdictional challenge. Pre-trial discovery is ongoing. The court has set September 2011 as the target trial date.

In the second health care cost recovery case filed in Canada, Her Majesty the Queen in Right of New Brunswick v. Rothmans Inc., et al., Court of Queen’s Bench of New Brunswick, Trial Court, New Brunswick, Fredericton, Canada, filed March 13, 2008, we, our subsidiaries, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The claim was filed by the government of the province of New Brunswick based on legislation enacted in the province. This legislation is similar to the law introduced in British Columbia that authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Our subsidiaries, indemnitees, and we have been served with the complaint. Preliminary motions are pending.

In the third health care cost recovery case filed in Canada, Her Majesty the Queen in Right of Ontario v. Rothmans Inc., et al., Ontario Superior Court of Justice, Toronto, Canada, filed September 29, 2009, we, our subsidiaries, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are

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defendants. The claim was filed by the government of the province of Ontario based on legislation enacted in the province. This legislation is similar to the laws introduced in British Columbia and New Brunswick that authorize the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Our subsidiaries, indemnitees, and we have been served with the complaint. Preliminary motions are pending.

In the case in Israel, Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998, we, our subsidiary, and our indemnitee (PM USA), together with other members of the industry are defendants. The plaintiff, a private health care provider, brought a claim seeking reimbursement of the cost of treating its members for alleged smoking-related illnesses for the years 1990 to 1998. Certain defendants filed a motion to dismiss the case. The motion was rejected, and those defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by the Supreme Court in March 2005, and the parties are awaiting the court’s decision.

In the first case in Nigeria, The Attorney General of Lagos State v. British American Tobacco (Nigeria) Limited, et al., High Court of Lagos State, Lagos, Nigeria, filed April 30, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In February 2008, our subsidiary was served with a Notice of Discontinuance. The claim was formally dismissed in March 2008. However, the plaintiff has since refiled its claim. Our subsidiary has been served with the refiled complaint but is contesting service. We currently conduct no business in Nigeria.

In the second case in Nigeria, The Attorney General of Kano State v. British American Tobacco (Nigeria) Limited, et al., High Court of Kano State, Kano, Nigeria, filed May 9, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. The case is in the early stages of litigation, and the defendants have filed various preliminary motions upon which the court is yet to rule. Our subsidiary has been served with the complaint but is contesting service.

In the third case in Nigeria, The Attorney General of Gombe State v. British American Tobacco (Nigeria) Limited, et al., High Court of Gombe State, Gombe, Nigeria, filed May 18, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In July 2008, the court dismissed the case against all defendants based on the plaintiff’s failure to comply with various procedural requirements when filing and serving the claim. The plaintiff did not appeal the dismissal. However, in October 2008, the plaintiff refiled its claim. Our subsidiary has not yet been served with the refiled complaint.

In the fourth case in Nigeria, The Attorney General of Oyo State, et al., v. British American Tobacco (Nigeria) Limited, et al., High Court of Oyo State, Ibadan, Nigeria, filed May 25, 2007, our subsidiary and other members of the industry are defendants. Plaintiffs seek reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. The case is in the early stages of litigation, and the defendants have filed various preliminary motions upon which the court is yet to rule. Our subsidiary has been served with the complaint but is contesting service.

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In the fifth case in Nigeria, The Attorney General of the Federation v. British American Tobacco (Nigeria) Limited, et al., Federal High Court, Abuja, Nigeria, filed July 25, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. Our subsidiary has not yet been served with the claim. At a hearing in January 2010, the plaintiff voluntarily discontinued the case against our subsidiary, and the court struck our subsidiary from the case. We will no longer report on this case.

In the sixth case in Nigeria, The Attorney General of Ogun State v. British American Tobacco (Nigeria) Limited, et al., High Court of Ogun State, Abeokuta, Nigeria, filed February 26, 2008, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. Our subsidiary was served with notice of the claim in December 2008, but is contesting service.

In the series of proceedings in Spain, Junta de Andalucia, et al. v. Philip Morris Spain, et al., Court of First Instance, Madrid, Spain, the first of which was filed February 21, 2002, our subsidiary and other members of the industry were defendants. The plaintiffs sought reimbursement for the cost of treating certain of their citizens for various smoking-related illnesses. In May 2004, the first instance court dismissed the initial case, finding that the State was a necessary party to the claim, and thus, the claim must be filed in the Administrative Court. The plaintiffs appealed. In February 2006, the appellate court affirmed the lower court’s dismissal. The plaintiffs then filed notice that they intended to pursue their claim in the Administrative Court against the State. Because they were defendants in the original proceeding, our subsidiary and other members of the industry filed notices with the Administrative Court that they are interested parties in the case. In September 2007, the plaintiffs filed their complaint in the Administrative Court. In November 2007, the Administrative Court dismissed the claim based on a procedural issue. The plaintiffs asked the Administrative Court to reconsider its decision dismissing the case, and that request was rejected in a ruling rendered in February 2008. Plaintiffs appealed to the Supreme Court. The Supreme Court rejected plaintiffs’ appeal in November 2009 resulting in the final dismissal of the claim. However, plaintiffs have filed a second claim in the Administrative Court against the Ministry of Economy. This second claim seeks the same relief as the original claim, but relies on a different procedural posture. The Administrative Court has recognized our subsidiary as a party in this proceeding.

Lights Cases: These cases, brought by individual plaintiffs, or on behalf of a class of individual plaintiffs, allege that the use of the term “lights” constitutes fraudulent and misleading conduct. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including misrepresentation, deception, and breach of consumer protection laws. Plaintiffs seek various forms of relief including restitution, injunctive relief, and compensatory and other damages. Defenses raised include lack of causation, lack of reliance, assumption of the risk, and statute of limitations.

As of December 31, 2009, there were a number of lights cases pending against our subsidiaries or indemnitees, as follows:

•	3 cases brought on behalf of various classes of individual plaintiffs (some overlapping) in Israel, compared with 3 such cases on December 31, 2008, and 2 such cases on December 31, 2007; and

•

1,978 cases brought by individuals against our subsidiaries in the equivalent of small claims courts in Italy where the maximum damages claimed are approximately one thousand Euros per case, compared with 2,010 such cases on December 31, 2008, and 2,026 such cases on December 31, 2007.

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In one class action pending in Israel, El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004, our subsidiary and our indemnitees (PM USA and our former importer Menache H. Eliachar Ltd.) are defendants. The plaintiffs filed a purported class action claiming that the class members were misled by the descriptor “lights” into believing that lights cigarettes are safer than full flavor cigarettes. The claim seeks recovery of the purchase price of lights cigarettes and compensation for distress for each class member. Hearings took place in November and December 2008 regarding whether the case meets the legal requirements necessary to allow it to proceed as a class action. The parties’ briefing on class certification is scheduled to be completed in June 2010.

The claims in a second class action pending in Israel, Navon, et al. v. Philip Morris Products USA, et al., District Court of Tel-Aviv/Jaffa, Israel, filed December 5, 2004, against our indemnitee (our distributor M.H. Eliashar Distribution Ltd.) and other members of the industry are similar to those in El-Roy, and the case is currently stayed pending a ruling on class certification in El-Roy.

In the third class action pending in Israel, Numberg, et al. v. Philip Morris Products S.A., et al., District Court of Tel Aviv/Jaffa, Israel, filed May 19, 2008, our subsidiaries and our indemnitee (our distributor M.H. Eliashar Distribution Ltd.) and other members of the industry are defendants. The plaintiffs filed a purported class action claiming that the class members were misled by pack colors, terms such as “slims” or “super slims” or “blue,” and text describing tar and nicotine yields. Plaintiffs allege that these pack features misled consumers to believe that the cigarettes with those descriptors are safer than full flavor cigarettes. Plaintiffs seek recovery of the price of the brands at issue that were purchased from December 31, 2004 to the date of filing of the claim. They also seek compensation for mental anguish, punitive damages and injunctive relief. Our subsidiaries and our indemnitee have been served with the claim. Defendants filed their oppositions to class certification in March 2009.

Public Civil Actions: Claims have been filed either by an individual, or a public or private entity, seeking to protect collective or individual rights, such as the right to health, the right to information or the right to safety. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including product defect, concealment, and misrepresentation. Plaintiffs in these cases seek various forms of relief including injunctive relief such as banning cigarettes, descriptors, smoking in certain places and advertising, as well as implementing communication campaigns and reimbursement of medical expenses incurred by public or private institutions.

As of December 31, 2009, there were 11 public civil actions pending against our subsidiaries in Argentina (1), Brazil (3), Colombia (6) and Venezuela (1), compared with 11 such cases on December 31, 2008, and 9 such cases on December 31, 2007.

In the public civil action in Argentina, Asociación Argentina de Derecho de Danos v. Massalin Particulares S.A., et al., Civil Court of Buenos Aires, Argentina, filed February 26, 2007, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer association, seeks the establishment of a relief fund for reimbursement of medical costs associated with diseases allegedly caused by smoking. Our subsidiary filed its answer in September 2007.

In the first public civil action in Brazil, Osorio v. Philip Morris Brasil Industria e Comercio Ltda., et al., Federal Court of São Paulo, Brazil, filed September 2003, our subsidiary, another member of the industry and various government entities are defendants. The plaintiff seeks a ban on the production and sale of cigarettes on the grounds that they are harmful to health and cause the government to spend money on

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health care. Plaintiff alleges that smoking violates the Brazilian constitutional right to health, that smokers have no free will because they are addicted, and that ETS is harmful. Plaintiff seeks the suspension of the defendants’ licenses to manufacture cigarettes, the revocation of any import licenses for tobacco-related products, the collection of all tobacco-containing products from the market, and a daily fine amounting to R$1 million (approximately $580,000) for any violation of the injunction order. Our subsidiary filed its answer in June 2004. In January 2010, the court dismissed the case. Plaintiff may appeal.

In the second public civil action in Brazil, Associacao dos Consumidores Explorados do Distrito Federal v. Sampoerna Tabacos America Latina Ltda., State Trial Court of Brasilia, Brazil, filed April 18, 2006, our subsidiary is a defendant. The plaintiff, a consumer association, seeks a ban on the production and sale of cigarettes on the grounds that they are harmful to health. Plaintiff’s complaint also requests that a fine amounting to R$1 million (approximately $580,000) per day be imposed should the ban be granted and defendant continue to produce or sell cigarettes. Our subsidiary filed its answer in May 2006. The trial court dismissed the case in November 2007. Plaintiff appealed. In November 2008, the appellate court affirmed the trial court’s dismissal. Plaintiff filed two further appeals, one to the Superior Court of Justice and another to the Federal Supreme Court. The appeal to the Superior Court of Justice was denied in September 2009, and is final. The appeal to the Federal Supreme Court is still pending.

In the third public civil action pending in Brazil, The Brazilian Association for the Defense of Consumer Health (SAUDECON) v. Philip Morris Brasil Industria e Comercio Ltda and Souza Cruz S.A., Civil Court of City of Porto Alegre, Brazil, filed November 3, 2008, our subsidiary is a defendant. The plaintiff, a consumer organization, is asking the court to establish a fund that will be used to provide treatment, for a minimum of two years, to smokers who claim to be addicted and who do not otherwise have access to smoking cessation treatment. Plaintiff requests that each defendant’s liability be determined according to its market share. Our subsidiary filed its answer in January 2009. In May 2009, the trial court dismissed the case on the merits. Plaintiff has appealed.

In the first public civil action in Colombia, Garrido v. Philip Morris Colombia S.A., Civil Court of Bogotá, Colombia, filed August 28, 2006, our subsidiary is a defendant. The plaintiff seeks various forms of injunctive relief, including the ban of the use of “lights” descriptors, and requests that defendant be ordered to finance a national campaign against smoking. Our subsidiary filed its answer in April 2007. The parties have filed their closing arguments and are currently awaiting the court’s decision.

In the second public civil action in Colombia, Garrido v. Coltabaco (Garrido II), Civil Court of Bogotá, Colombia, filed October 27, 2006, our subsidiary is a defendant. The plaintiff’s claims are identical to those in Garrido, above. Our subsidiary filed its answer in April 2007. In September 2009, the trial court dismissed the case on the merits. Plaintiff has appealed.

In the third public civil action in Colombia, Morales v. Philip Morris Colombia S.A. and Colombian Government, Administrative Court of Bogotá, Colombia, filed February 12, 2007, our subsidiary and a government entity are defendants. The plaintiff alleges violations of the collective right to a healthy environment, public health rights, and the rights of consumers, and that the government failed to protect those rights. Plaintiff seeks various monetary damages and other relief, including a ban on descriptors and a ban on cigarette advertising. Our subsidiary filed its answer in March 2007.

In the fourth public civil action in Colombia, Morales, et al. v. Coltabaco (Morales II), Civil Court of Bogotá, Colombia, filed February 5, 2008, our subsidiary, which was served in June 2008, is a defendant. The plaintiffs allege misleading advertising, product defect, failure to inform, and the targeting of minors in advertising and marketing. Plaintiffs seek various monetary relief including a percentage of the costs incurred by the state each year for treating tobacco-related illnesses to be paid to the Ministry of Social

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Protection (from the date of incorporation of Coltabaco). After this initial payment, plaintiffs seek a fixed annual contribution to the government of $50 million. Plaintiffs also request that a statutory incentive award be paid to them for filing the claim. Our subsidiary filed its answer in July 2008. The parties have filed their closing arguments and are currently awaiting the court’s decision.

In the fifth public civil action in Colombia, Morales, et al. v. Productora Tabacalera de Colombia S.A. (Protabaco), et al., (Morales III), Administrative Court of Bogotá, Colombia, filed December 19, 2007, two of our subsidiaries, which were served in July and August 2008, other members of the industry, and various government entities are defendants. The plaintiffs’ claims are identical to those in Morales II, above. Our subsidiaries filed their answers in August 2008.

In the sixth public civil action in Colombia, Roche v. Philip Morris Colombia S.A., Civil Court of Bogotá, Colombia, filed November 14, 2008, our subsidiary is a defendant. Plaintiff alleges violations of the collective right to health because the defendant failed to include information about ingredients and their toxicity on cigarette packs. Plaintiff asks the court to order our subsidiary to immediately cease manufacture and/or distribution of cigarettes until information on ingredients and their toxicity is included on packs. Our subsidiary filed its answer in January 2009.

In the public civil action in Venezuela, Federation of Consumers and Users Associations (FEVACU), et al. v. National Assembly of Venezuela and the Venezuelan Ministry of Health, Constitutional Chamber of the Venezuelan Supreme Court, filed April 29, 2008, we were not named as a defendant, but the plaintiff published a notice pursuant to court order, notifying all interested parties to appear in the case. In January 2009, our subsidiary appeared in the case in response to this notice. The plaintiffs purport to represent the right to health of the citizens of Venezuela and claims that the government failed to protect adequately its citizens’ right to health. The claim asks the court to order the government to enact stricter regulations on the manufacture and sale of tobacco products. In addition, the plaintiffs ask the court to order companies involved in the tobacco industry to allocate a percentage of their “sales or benefits” to establish a fund to pay for the health care costs of treating smoking-related diseases. In October 2008, the court ruled that plaintiffs have standing to file the claim and that the claim meets the threshold admissibility requirements.

Other Litigation: Other litigation includes an antitrust suit, a breach of contract action, and various tax and individual employment cases:

•	Antitrust: One case brought on behalf of a class of individual plaintiffs in the state of Kansas in the United States against us and other members of the industry alleging price-fixing;

•	Breach of Contract: One case brought against Rothmans, Benson & Hedges Inc. in London, Ontario, alleging breach of contracts concerning the sale and purchase of flue-cured tobacco;

•

Tax: In Brazil, there are 97 tax cases involving Philip Morris Brasil S.A. relating to the payment of state tax on the sale and transfer of goods and services, federal social contributions, excise, social security and income tax, and other matters. Thirty-nine of these cases are under administrative review by the relevant fiscal authorities and 58 are under judicial review by the courts; and

•

Employment: Our subsidiaries, Philip Morris Brasil S.A. and Philip Morris Brasil Ltda, are defendants in various individual employment cases resulting, among other things, from the termination of employment in connection with the shut-down of one of our factories in Brazil.

In the antitrust class action in Kansas, Smith v. Philip Morris Companies, Inc., et al., District Court of Seward County, Kansas, filed February 7, 2000, we and other members of the industry are defendants. The plaintiff asserts that the defendant cigarette companies engaged in an international conspiracy to fix

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wholesale prices of cigarettes and sought certification of a class comprised of all persons in Kansas who were indirect purchasers of cigarettes from the defendants. The plaintiff claims unspecified economic damages resulting from the alleged price-fixing, trebling of those damages under the Kansas price-fixing statute and counsel fees. The trial court granted plaintiff’s motion for class certification and refused to permit the defendants to appeal. The case is now in the discovery phase. No trial date has yet been set.

In the breach of contract action in Ontario, Canada, The Ontario Flue-Cured Tobacco Growers’ Marketing Board, et al. v. Rothmans, Benson & Hedges Inc., Superior Court of Justice, London, Ontario, filed November 5, 2009, our subsidiary is a defendant. Plaintiffs in this putative class action allege that our subsidiary breached contracts with the class members (Ontario tobacco growers and their related associations) concerning the sale and purchase of flue-cured tobacco from January 1, 1986 to December 31, 1996. Plaintiffs allege that our subsidiary was required by the contracts to disclose to plaintiffs the quantity of tobacco included in cigarettes to be sold for duty free and export purposes (which it purchased at a lower price per pound than tobacco that was included in cigarettes to be sold in Canada), but failed to disclose that some of the cigarettes it designated as being for export and duty free purposes were ultimately sold in Canada. Our subsidiary has been served, but there is currently no deadline to respond to the statement of claim.

Third-Party Guarantees

At December 31, 2009, PMI’s third-party guarantees were $5 million, which will expire through 2013 with $2 million guarantees expiring during 2010. PMI is required to perform under these guarantees in the event that a third party fails to make contractual payments. PMI does not have a liability on its consolidated balance sheet at December 31, 2009, as the fair value of these guarantees is insignificant due to the fact that the probability of future payments under these guarantees is remote.

Under the terms of the Distribution Agreement between Altria and PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. PMI does not have a liability recorded on its balance sheet at December 31, 2009, as the fair value of this indemnification is insignificant since the probability of future payments under this indemnification is remote.

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Note 22. Quarterly Financial Data (Unaudited):

	2009 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$13,286	$15,213	$16,573	$17,008

Gross profit	$3,626	$3,949	$4,267	$4,171

Net earnings attributable to PMI	$1,476	$1,546	$1,798	$1,522

Per share data:
Basic EPS	$0.74	$0.79	$0.93	$0.80

Diluted EPS	$0.74	$0.79	$0.93	$0.80

Dividends declared to public stockholders	$0.54	$0.54	$0.58	$0.58

Market price:
- High	$45.02	$45.44	$49.95	$52.35

- Low	$32.04	$35.15	$42.02	$47.07

	2008 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$14,354	$16,703	$17,365	$15,218

Gross profit	$3,740	$4,247	$4,472	$3,918

Net earnings attributable to PMI	$1,673	$1,692	$2,080	$1,445

Per share data:
Basic EPS	$0.79	$0.81	$1.01	$0.71

Diluted EPS	$0.79	$0.80	$1.01	$0.71

Dividends declared to public stockholders	$—	$0.46	$0.54	$0.54

Market price:
- High	$54.70	$53.95	$56.26	$51.95

- Low	$50.00	$47.43	$46.80	$33.30

The first quarter 2008 market price information in the table above reflects the market prices for PMI stock on March 31, 2008, which was the first publicly-traded day subsequent to the Distribution Date.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

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During 2009 and 2008, PMI recorded the following pre-tax charges in earnings (in millions):

	2009 Quarters
	1st	2nd	3rd	4th
Asset impairment and exit costs	$1	$1	$1	$26
Colombian Investment and Cooperation Agreement charge	—	135	—	—

	$1	$136	$1	$26

	2008 Quarters
	1st	2nd	3rd	4th
Asset impairment and exit costs	$23	$48	$13	$—
Equity loss from RBH legal settlement	—	124	—	—

	$23	$172	$13	$—